SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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URS CORPORATION

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Notice of 2012

Annual Meeting

and

Proxy Statement

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, CA  94111-2728

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	8:30 A.M., Pacific Daylight Time, on May 24, 2012

PLACE:	Offices of Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111-5800

ITEMS OF BUSINESS:	(1) To elect our Board’s nominees for director to serve until their successors are elected.

(2) To ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012.

(3) To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.

(4) To consider and act upon a stockholder proposal, if properly presented at the Annual Meeting.

(5) To consider any other matters that may properly come before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

RECORD DATE:	Only holders of record of URS common stock at the close of business on April 2, 2012 may vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting.

                               By Order of the Board of Directors

                               Joseph Masters,
                               Secretary

San Francisco, California
April 19, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held at 8:30 A.M. on May 24, 2012 at the Offices of Cooley LLP at 101 California Street, 5th Floor, San Francisco, CA  94111-5800

The proxy statement, annual report to stockholders and annual report on Form 10-K are available at http://www.urs.com/proxy.

Stockholders are cordially invited to attend the Annual Meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting.  A return envelope (which is postage prepaid if mailed in the United States) has been provided for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting.  Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy card issued in your name from the record holder.

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, CA  94111-2728

PROXY STATEMENT
For Annual Meeting of Stockholders
May 24, 2012

The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation (the "Board"), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on May 24, 2012, at 8:30 A.M., Pacific Daylight Time (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, CA  94111-5800.  We intend to mail this proxy statement and accompanying proxy card on or about April 19, 2012, to all stockholders of record entitled to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

Q:What is the purpose of the Annual Meeting?
A:    At the Annual Meeting, stockholders will vote on the following matters:

   • Election of the Board’s nominees for director to serve for the ensuing year and until their successors are elected;

   • Ratification of the selection by our Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012;

   • Advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

   • Stockholder Proposal, if properly presented at the Annual Meeting.

Q: Who is entitled to vote at the Annual Meeting?
A:      Only stockholders of record at the close of business on April 2, 2012, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting.  If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or at a subsequent date if the Annual Meeting were adjourned or postponed.  If, on April 2, 2012, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting in person.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Q: What are the voting rights of the holders of common stock?	A: Each outstanding share of our common stock will be entitled to one vote on each matter to be voted upon at the Annual Meeting.
Q: How is a quorum determined?
A:      Holders of at least a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy at the Annual Meeting to achieve the required quorum for the transaction of business.  As of the record date, 75,766,517 shares of our common stock, representing the same number of votes, were outstanding and entitled to vote.  Therefore, the presence in person or by proxy of the holders of at least 37,883,259 shares of our common stock will be required to establish a quorum.  Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If a quorum is not achieved, holders of at least a majority of the shares present in person or represented by proxy may adjourn the Annual Meeting to another date.

All votes will be tabulated by an independent inspector of elections who will separately count affirmative and negative votes, abstentions and broker non-votes.

Q: What are broker non-votes?
A:      Broker non-votes occur when a beneficial owner of shares held in “street shares as to how to vote on matters deemed “non-routine.”  Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.  If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and advisory stockholder votes on executive compensation.  Therefore, brokers and other nominees will not be able to vote on those matters unless they receive instructions from the beneficial owners of the shares.  Because three of the four proposals to be acted on at the Annual Meeting are deemed “non-routine” matters by the NYSE,  it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q: How do I vote?
A:      You may vote FOR, AGAINST or ABSTAIN from voting for all or any of the nominees in Proposal 1 and FOR, AGAINST or ABSTAIN from voting on Proposal 2, Proposal 3 and Proposal 4.  If you complete and sign the accompanying proxy card and return it to us before the Annual Meeting, it will be voted as you direct.  Simply complete and mail the proxy card to ensure that your vote is counted.  If you are a registered stockholder on the record date and attend the Annual Meeting, you may deliver your completed proxy card in person.  Alternatively, if you are a record holder, you can vote over the telephone, by dialing toll-free 1-800-690-6903 using a touch-tone phone and following the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  To be counted, your vote must be received by 11:59 P.M., Eastern Time, on May 23, 2012, the day prior to the Annual Meeting.

To vote over the internet, if you are a record holder, go to http://proxyvote.com.  You will be asked to provide the company number and control number from the enclosed proxy card.  To be counted, your vote must be received by 11:59 P.M., Eastern Time, on May 23, 2012, the day prior to the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card to ensure that your vote is counted.  Alternatively, you may vote by telephone or via the internet as instructed by your broker or bank.  “Street name” stockholders who wish to vote in person at the Annual Meeting will need to obtain proxy cards issued in their names from the institutions that hold their shares.

Q: Can I revoke my proxy later?
A:      Yes.  You have the right to revoke your proxy at any time before the Annual Meeting by:

   • Filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (600 Montgomery

Street, 26th Floor, San Francisco, CA 94111-2728);

   • Filing another properly executed proxy showing a later date with our Corporate Secretary at our principal executive office (see address immediately above);

   • Granting a subsequent proxy by telephone or through the internet; or

   • Attending the Annual Meeting and voting in person, although if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy card issued in your name.  Attendance at the Annual Meeting will not, by itself, revoke your proxy.

Q: How does the Board recommend I vote on the proposals?
A:      Our Board recommends a vote:

   • FOR each of our director nominees;

   • FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012;

   • FOR advisory approval of the compensation of our named executive officers; and

   • AGAINST the stockholder proposal.

Q: What is the vote required to approve the proposals?
A:      Once a quorum has been established,

   • For Proposal 1, directors will be elected by a majority of the votes cast by holders of shares entitled to vote at the Annual Meeting.  This means that the number of votes cast FOR a director must exceed the number of votes cast AGAINST that director.  Under our Bylaws, abstentions are not “votes cast” in the election of directors and will have no effect.  Likewise, broker non-votes will have no effect and will not be counted as “votes cast” for purposes of this proposal.

   • To be approved, Proposal 2 must receive FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as AGAINST votes.  Broker non-votes will have no effect.

   • Proposal 3, advisory approval of the compensation of our named executive officers, will be considered to be approved if it receives FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as AGAINST votes. Broker non-votes will have no effect.

   • Proposal 4, stockholder proposal, will be considered to be approved if it receives FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as AGAINST votes. Broker non-votes will have no effect. However, Proposal 4 will not be submitted for a vote at the Annual Meeting unless the proposal is properly presented at the meeting. To be properly brought before the Annual Meeting, the stockholder proposing Proposal 4 (or a representative who is qualified under state law to present the proposal on his behalf) must attend the meeting to present the proposal.

Q: How will my shares be voted if I return a blank, but signed and dated, proxy card?
A:      If you sign and send in your proxy card and do not indicate how you want to vote, the persons named as proxies will vote as the Board recommends on each proposal, that is, FOR each of the director nominees named in this proxy statement in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4.

Q: How will voting on any other business be conducted?
A:      Although we do not know of any business to be conducted at the Annual Meeting other than the proposals described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxyholders, H. Thomas Hicks and Joseph Masters, to vote on those matters in their discretion.

Q: Who will bear the costs of this solicitation?
A:      We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners.  We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.  We have also engaged D.F. King as our proxy solicitation firm.  Directors and employees will not be paid any additional compensation for soliciting proxies, but D.F. King will be paid approximately $25,000, plus reimbursement for out-of-pocket expenses.

Q: What proxy materials are available on the internet?	A: Our proxy statement, annual report to stockholders and annual report on Form 10-K are available at http://www.urs.com/proxy.
Q: How can I find out the results of the voting at the Annual Meeting?
A:      Preliminary voting results will be announced at the Annual Meeting.  In addition, we expect to report our preliminary voting results or, if available to us on a timely basis, our final voting results on a current report on Form 8-K to be filed with the SEC within four business days after the end of the Annual Meeting.  If not reported earlier, we expect to report our final voting results in an amendment to our Form 8-K within four business days after the final results are known to us.

Q: When are stockholder proposals due for next year’s Annual Meeting?
A:      The deadline for submitting a stockholder proposal to us for inclusion in our proxy statement and form of proxy for our 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is December 20, 2012.  A stockholder who wishes to nominate persons for election to the Board or propose other proper business before the stockholders at our 2013 Annual Meeting of Stockholders must notify us of that matter not later than the close of business on February 23, 2013 nor earlier than the close of business on January 24, 2013.  You should also review our Bylaws, which contain additional requirements about advance notice of nominees and stockholder proposals, and the section, “Information About The Board of Directors - Director Nominees,” in this proxy statement.

ADDITIONAL INFORMATION
Householding of Proxy Materials
A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to our Corporate Secretary, Joseph Masters, at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728, (415) 774-2700).  Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

Annual Report and Available Information
Our annual report to stockholders and our annual report on Form 10-K for the fiscal year ended December 30, 2011 accompany this proxy statement, but do not constitute a part of the proxy soliciting materials.  Additional copies of our Annual Report on Form 10-K for the fiscal year ended December 30, 2011, including financial statements, but without exhibits, are available without charge to any person whose vote is solicited by this proxy statement upon written request to our Corporate Secretary, Joseph Masters, at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728).  In addition, copies of our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Board Affairs Committee Charter, and our Code of Business Conduct and Ethics are available without charge upon written request to the above address.  Copies also may be obtained without charge through our website at www.urs.com and, with respect to our Annual Report on Form 10-K, on the SEC’s website at www.sec.gov.

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INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Meetings and Attendance
During our fiscal year 2011, the Board held seven board meetings: six board meetings and one joint meeting with the Audit Committee.  Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the portion of the last fiscal year for which he or she served as a director) and (2) the total number of meetings of all the Committees of the Board on which he or she served (held during the portion of the last fiscal year that he or she served as a Committee member).    Our non-management directors met in executive session at five meetings of the Board during fiscal year 2011.

It is our policy to invite the members of the Board to attend our annual stockholders’ meeting.  All members of the Board attended our 2011 annual stockholders’ meeting.

Majority Vote Standard in Uncontested Board Elections
Our Bylaws include a majority vote standard for the election of directors in uncontested elections.  Under this standard, the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director; for this purpose, abstentions are not considered “votes cast.”  However, in a contested election where the number of nominees for director exceeds the number of directors being elected, each director will be elected by plurality voting.  Any incumbent director nominated for reelection who does not receive a majority of the votes cast in an uncontested election is required to tender his or her resignation to the Board.  In that event, the Board Affairs Committee will consider the vote and recommend whether to accept or reject the resignation or whether other action should be taken.  The Board will act on the Board Affairs Committee’s recommendation, taking into account any factors or other information that it considers appropriate and relevant, and will publicly disclose its decision within 90 days from the date of the certification of the election results.  If the incumbent director’s resignation is not accepted by the Board, then the incumbent director will continue to serve until the next annual meeting or until his or her successor is duly elected, or his or her earlier resignation or removal.

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Board Committees
The Board has standing Audit, Board Affairs and Compensation Committees. For our current directors, the following table provides membership information for fiscal year 2011 for each of the Board committees:

	Name	Audit	Board Affairs	Compensation
	Mr. Mickey P. Foret	X*
	Senator William H. Frist, M.D.		X
	Ms. Lydia H. Kennard		X*
	Mr. Donald R. Knauss		X
Mr. Martin M. Koffel
	General Joseph W. Ralston, USAF (Ret.)#	X	X	X*
	Mr. John D. Roach	X		X
	Mr. Douglas W. Stotlar			X
	Mr. William P. Sullivan	X		X
*Committee Chairman # Lead Independent Director

The Audit Committee is currently composed of four non-management directors, Mr. Mickey P. Foret (Chairman), General Joseph W. Ralston, Mr. John D. Roach and Mr. William P. Sullivan.  The Audit Committee met six times during fiscal year 2011.  A copy of the Audit Committee Charter is available on our website at www.urs.com.  The Audit Committee has responsibility, under delegated authority from the Board, for providing independent, objective oversight of our accounting functions, the audits of our financial statements and our internal control over financial reporting.  The Audit Committee also oversees our financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including developing, maintaining and monitoring our systems of internal control over financial reporting.  Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our financial statements and on our internal control over financial reporting, as well as expressing an opinion on the conformity of those financial statements with generally accepted accounting principles (“GAAP”) and the effectiveness of our internal control over financial reporting.

The primary responsibilities of the Audit Committee include the following:

   • Reviewing annual and interim financial reports, earnings releases and other financial information and earnings guidance provided to analysts and rating agencies;

   • Overseeing our internal auditors' efforts to detect fraud and regulatory noncompliance;

   • Overseeing our independent registered public accounting firm’s audit to obtain reasonable, but not absolute, assurance of detecting errors or fraud that would have a material effect on our financial statements;

   • Reviewing the audit plan of our internal auditors and independent registered public accounting firm;

   • Discussing our guidelines and policies to govern the process by which risk assessment and management is undertaken;

   • Reviewing other financial reports, changes in accounting principles, conflicts with the independent registered public accounting firm and other regulatory or legal matters; and

   • Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Board has determined that all members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and our Corporate Governance Guidelines.  In addition, the Board has determined that all members of the Audit Committee are qualified as “audit committee financial experts” within the meaning of SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

In fiscal year 2011, the Audit Committee completed a self-assessment of its performance, which was reported to the Board.

The Board Affairs Committee is currently composed of four non-management directors, Ms. Lydia H. Kennard (Chairman), Senator William H. Frist, M.D., Mr. Donald R. Knauss and General Ralston, and the Board Affairs Committee met three times during fiscal year 2011. A copy of the Board Affairs Committee Charter is available on our website at www.urs.com.  The primary responsibilities of the Board Affairs Committee include the following:

   • Identifying, reviewing and recommending director candidates to serve on the Board and its Committees;

   • Reviewing director education and orientation programs;

   • Reviewing the compensation paid to non-management directors and recommending any appropriate changes to the Board; and

   • Reviewing our Corporate Governance Guidelines and overseeing the Board’s periodic self-assessments.

The Board has determined that all members of the Board Affairs Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

In fiscal year 2011, the Board Affairs Committee completed a self-assessment of its performance, which was reported to the Board.

The Compensation Committee currently is composed of four non-management directors, General Ralston (Chairman), Mr. John D. Roach, Mr. Douglas W. Stotlar and Mr. William P. Sullivan, and the Compensation Committee met four times during fiscal year 2011.  A copy of the Compensation Committee Charter is available on our website at www.urs.com.  The primary responsibilities of the Compensation Committee include the following:

   • Establishing the overall compensation strategy affecting our Chief Executive Officer (the “CEO”), the executive officers required to file reports under Section 16 (the “Section 16 Officers”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other senior management;

   • Assessing the performance and determining the compensation of our Section 16 Officers;

   • Overseeing the administration of our incentive, executive compensation and benefits plans and programs;

   • Assessing and monitoring whether any of our compensation policies and programs has the potential to encourage excessive risk-taking;

   • Development and periodic review of our executive succession planning efforts; and

   • Reviewing with management our Compensation Discussion and Analysis proxy disclosure.

The Board has determined that all members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

In fiscal year 2011, the Compensation Committee completed a self-assessment of its performance, which was reported to the Board.

Compensation Committee Processes and Procedures
Pursuant to its charter, the Compensation Committee regularly reviews and approves our overall compensation strategy and policies, and also reviews and approves the specific components of the Total Compensation (as defined below) paid to the CEO, each of the executive officers listed on our “Summary Compensation” table (including the CEO, the “Named Executives”) and Section 16 Officers.

Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the year.  In addition, at various meetings throughout the year, the Compensation Committee may consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation and benefits.

The appointment, termination and removal of the CEO is solely reserved to the Board.  Under its charter, the Compensation Committee has the responsibility and authority for reviewing and approving the compensation (including salary, bonuses, equity incentives, perquisites, severance payments and other benefits) and other terms of employment of the CEO.  However, in practice, the Compensation Committee typically has reviewed and approved the CEO’s employment and compensation arrangements subject to final review and approval of the material terms of these arrangements by the full Board.  In fulfilling its responsibility, the Compensation Committee typically evaluates the CEO's performance in light of relevant corporate performance goals and objectives, reviews and approves the CEO’s performance metrics and targets typically near the beginning of the performance cycle, and then reviews and confirms the extent to which the performance targets have been attained and the performance-based compensation has been earned once the performance cycle has been completed.  In determining the equity incentive component of the CEO's compensation, the Compensation Committee considers our performance and relative stockholder return, the value of similar incentive awards given to chief executive officers of comparable companies, and awards given to the CEO in past years. This year, the Compensation Committee negotiated and approved a new two-year extension of our employment agreement with Mr. Martin M. Koffel, our CEO, which extension was then approved by the full Board.

The Compensation Committee also reviews and approves, in its discretion (without the need for further approval by the Board), but with the input and recommendations of the CEO, the compensation (including salary, bonuses, equity awards, perquisites, severance payments and other benefits) and other terms of employment of all other Section 16 Officers, except that the hiring, appointment or promotion of an individual into a position as a Section 16 Officer, and the conferring of the titles of the Section 16 Officers, are reserved to the Board.  The Compensation Committee reviews and approves the performance metrics of our Section 16 Officers that typically are set at or near the beginning of the applicable performance cycle, and then reviews and confirms the extent to which the performance targets have been attained and the performance-based compensation has been earned once the performance cycle has been completed.  With the assistance of the CEO, the Compensation Committee also reviews the overall performance of the other Section 16 Officers in conjunction with a regular assessment of our executive succession planning.

While the CEO has been delegated the authority to determine the compensation (including salary, bonuses, perquisites, severance payments and other benefits) and other terms of employment of all other officers and employees of URS and its subsidiaries who are not Section 16 Officers, the Compensation Committee periodically reviews and discusses with the CEO and other senior executives the compensation and other terms of employment of such other more junior officers and managers.

The Compensation Committee reviews and approves, or to the extent required or deemed appropriate, makes recommendations to the Board regarding, the adoption of, amendment to, or termination of incentive compensation, stock, bonus and other similar plans and programs established by the Board from time to time.  The Compensation Committee administers these plans, as and to the extent provided in the plan documents and upon the recommendation of the CEO, as appropriate, including without limitation establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards, delegating authority to the CEO to make grants and awards to non-Section

16 Officers, and making all other decisions required to be made by the plan administrator under such plans.

The Compensation Committee agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the CEO, the Chief Financial Officer (“CFO”) and our outside advisors.  The Compensation Committee meets regularly in executive session, although the CEO, the CFO and occasionally various other members of senior management, as well as our outside advisors or consultants, typically are invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings, as appropriate.  The CEO does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his own compensation or individual performance objectives, but generally is present and assists the Compensation Committee in its deliberations regarding all other officers.

For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, URS stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultants, including analyses of executive compensation paid at other companies identified as appropriate peers. The Compensation Committee uses these comparative market data and other materials to inform and shape the Committee’s decision-making, but does not strictly adhere to quantitative benchmarks. Ultimately, in determining the amounts of compensation to be awarded, the Compensation Committee relies on its collective business judgment and discretion. In setting executive compensation for the Named Executives, the Compensation Committee takes into account both objective and subjective information, including general economic conditions, industry conditions, our company-wide performance, challenges confronting us, advice from its compensation consultant, information provided by management (including the recommendations of the CEO with regard to other executives), as well as the executive’s credentials, length of service, experience and past and expected future abilities to contribute to our financial and operational performance and the development and execution of our strategic plans.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2011 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.
Compensation Consultants; Other Advisors
The charter of the Compensation Committee grants the Compensation Committee the full authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties, as well as access to all of our books, records, facilities and personnel.  In particular, the Compensation Committee has the authority to retain compensation consultants in its discretion to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee has designated Towers Watson & Co. (which, together with its other affiliated entities, is referred to in this proxy statement as “Towers Watson”) as its primary compensation consultant to assist the Compensation Committee in performing its functions and fulfilling its responsibilities.  The predecessor to Towers Watson was first recommended to the Compensation Committee by our management in 2004 in connection with a survey of competitive executive compensation practices undertaken at that time.  The Compensation Committee considered management’s recommendation and directly engaged that firm.

Since that time, Towers Watson (or its predecessor) has annually provided the Compensation Committee with information and analyses regarding industry and peer group pay practices and other trends that contribute to the Committee’s understanding and help to shape its determinations regarding the amount and form of various components of the total compensation of our CEO and other Named Executives and other Section 16 Officers, including determinations of base salary levels, cash incentive compensation, and the size of equity grants under our equity incentive plans.  Towers Watson again provided these services for the Compensation Committee in connection with compensation awarded for 2011, and also helped the Compensation Committee to evaluate the efficacy of our existing executive compensation strategies and practices in supporting and reinforcing our long-term strategic goals.   In 2011, Towers Watson assisted the Compensation Committee in contract negotiations conducted with the CEO by providing relevant market and data analyses.  In March 2011, in connection with our adoption of executive stock ownership guidelines, Towers Watson also provided the Committee with comparative data regarding industry and peer group practices and trends and advised the Committee regarding appropriate structures and levels of ownership for the guidelines. In 2010, Towers Watson assisted the Compensation Committee by performing a detailed assessment designed to help the Committee determine whether any of our strategies or practices had the potential to encourage excessive risk-taking. To assist the Committee in its evaluation for 2012, Towers Watson discussed with the Committee updates to the information underlying the 2010 assessment and the potential implications of those updates on our risk profile (as Towers Watson had done in 2011).

The Board Affairs Committee periodically retains Towers Watson to provide that Committee with advice and comparative data regarding the form and amount of compensation paid to our directors. In 2011, Towers Watson provided the Board Affairs Committee with information regarding industry and peer group director equity  compensation structures and practices.

Although the predecessor to Towers Watson was initially introduced to the Compensation Committee by management, the Committee is confident, based on policies and procedures implemented by the Committee and Towers Watson (such as frequent participation by Towers Watson in Committee meetings, including executive sessions, of the Committee), that Towers Watson is able to provide the Compensation Committee with direct and independent advice and recommendations regarding our compensation policies and decisions.  In addition, during fiscal year 2011, Towers Watson provided additional consulting services to a number of our other affiliates and joint ventures, including advice regarding our United Kingdom pension plan.

The Compensation Committee periodically approves the fee schedule for executive compensation consulting fees, and the Board Affairs Committee periodically approves the fee schedule for director compensation consulting fees.  Neither the Board nor the Compensation Committee reviewed or approved the other additional services provided by Towers Watson to us or our affiliates, as those services are approved by our management in the normal course of business.  The aggregate fees for consulting services provided to the Compensation Committee and the Board Affairs Committee during our 2011 fiscal year by Towers Watson with regard to services related to determining or recommending the amount or form of executive and director compensation were $305,547.  The aggregate fees for additional services provided to us, including our affiliates, during our 2011 fiscal year by Towers Watson were $1,069,813.

In addition to Towers Watson, the Compensation Committee has also relied upon Cooley LLP (“Cooley”), our general outside corporate and securities counsel, to advise the Committee regarding its role and responsibilities and legal developments that may relate to executive compensation issues, and to assist the Compensation Committee regarding the structuring and implementation of its decisions and strategies.  A partner of Cooley typically attends the meetings of the Compensation Committee.  However, while the Compensation Committee believes that the advice provided by Cooley is useful, appropriate and competent, Cooley is not regarded as independent of our management due to the range of other services they provide to us and management regarding corporate, securities, corporate governance, employment, transactional, government contract and other matters.

Equity Award Grant Practices
Our Compensation Committee may grant equity awards under our 2008 Equity Incentive Plan (“2008 Incentive Plan”), which was approved and adopted by our stockholders on May 22, 2008, to the Named Executives and other employees as incentive compensation.  The Compensation Committee meeting schedule is determined several months in advance, and, therefore, proximity of any award date to a material news announcement or a change in our stock price is coincidental.  We do not backdate equity awards or make equity awards retroactively.  In addition, we do not coordinate our equity grants to precede announcements of favorable information or follow announcements of unfavorable information.  The Compensation Committee believes that, for purposes of determining the fair market value of our common stock, the use of the closing price on the NYSE on the last market trading day before the Committee meets to approve equity grants allows the Committee to make more informed decisions, since the fair market value is known to the Committee at the time of each meeting, regardless of whether the meeting occurs prior to, during or after the close of the market.

Delegation of Limited Authority to the CEO for Equity Awards under the 2008 Incentive Plan
The Board has delegated to the Compensation Committee the authority and responsibility for approving all awards of equity to our executives and other participants under the 2008 Incentive Plan.  As permitted by its charter and the terms of the 2008 Incentive Plan, as well as Delaware corporate law, the Compensation Committee has delegated limited authority to our CEO to grant equity awards under the 2008 Incentive Plan to eligible participants other than Section 16 Officers.  The purpose of this delegation is to facilitate the process of making equity grants, both annually, when large numbers of equity awards are granted, and from time to time between scheduled meetings.  With respect to annual grants, the delegation is designed to allow the Compensation Committee to focus primarily on approving the specific grants being made to the individual Section 16 Officers, while authorizing by category, rather than by individual name and amount, an aggregate pool of grants to be made to the hundreds of more junior officers and managers with whom the

Compensation Committee may not be directly familiar.  Out of this pool, the CEO may then specifically allocate awards within the limits established by the Compensation Committee.  The delegation is also intended to facilitate the timely grant of stock awards to non-Section 16 Officers, particularly new employees and promoted employees, in interim periods between scheduled meetings of the Compensation Committee.  The authority delegated to the CEO regarding interim period grants is limited as to both the number of stock awards that may be granted to any individual and the aggregate number of these stock awards that may be granted in any year. The CEO did not exercise this limited delegated authority during 2011.

Director Independence
Our Corporate Governance Guidelines contain standards for determining director independence that meet the listing standards adopted by the NYSE.  Accordingly, Section B.2 of our Corporate Governance Guidelines contains the following paragraph related to director independence, which is consistent with the NYSE standards for independence:

"It is the policy of the Board that at least a majority of its members be independent.  An ‘independent’ Director is one who (i) the Board has affirmatively determined not to have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company); (ii) is not a member of management or an employee of the Company and has not been a member of management or an employee of the Company within the past three years; (iii) is not, and within the past three years has not been, affiliated with or employed by a (present or former) internal or external auditor of the Company (or of an affiliate); (iv) is not, and within the past three years has not been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the Director; (v) has no immediate family members meeting the descriptions set forth in (ii) through (iv) above; and (vi) to the extent applicable with respect to membership on the Board or any specific Committees, satisfies additional requirements for ‘independence’ promulgated from time to time by the New York Stock Exchange (the ‘NYSE’) and the Securities and Exchange Commission (the ‘SEC’). Consideration should also be given to all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions by the Company to organizations with which a Director is affiliated and any consulting arrangement between the Company and a Director.”

The full text of the Corporate Governance Guidelines, which also set forth the practices our Board intends to follow with respect to Board and Committee responsibilities, composition and selection, Board access to management and advisors, Board education and compensation, Board and

CEO performance evaluations and succession planning, is available on our website at www.urs.com. In addition, a copy of the Corporate Governance Guidelines is available upon written request to our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728).

The Board Affairs Committee and the Board undertook their annual reviews of director independence on March 28 and 29, 2012, respectively.  During these reviews, the Board Affairs Committee and the Board considered the director independence categories contained in the Corporate Governance Guidelines to assess the relevant, identified business transactions and relationships between each director or any member of his or her immediate family, and us (including our subsidiaries and affiliates).  As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any of these transactions or relationships were inconsistent with a determination that a director is independent.  Transactions and relationships involving less than $120,000 in direct payments from us (other than standard director compensation and expense reimbursements) during any 12-month period within the last three years to a director or a member of the director’s immediate family are not regarded as compromising a director’s independence.  Similarly, transactions and relationships within the last three fiscal years involving payments to or from a company for which a director serves as a current employee, or an immediate family member is a current executive officer, also are not regarded as compromising a director’s independence if such payments, in any single fiscal year, do not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues.  Based on this review, the Board Affairs Committee and the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent under the standards set forth in the Corporate Governance Guidelines and applicable NYSE rules, with the exception of Mr. Koffel.  Mr. Koffel is considered an inside director because he is one of our senior executives.

Executive Sessions
Pursuant to NYSE rules and our Corporate Governance Guidelines, our non-management directors are required to meet in executive sessions without the presence of management at least annually.  All of our non-management directors are also independent under the rules of the NYSE. Since May 2010, General Ralston has presided as the Board’s lead independent director (the “Lead Independent Director”), with responsibility for chairing all non-management director executive sessions.  In fiscal year 2011, General Ralston served as the Lead Independent Director at five executive sessions.

Board Leadership Structure
Under our corporate governance framework, our Board has the flexibility to determine whether the roles of Chairman and CEO should be combined or separated, based upon our circumstances and needs at any given time, while providing independent oversight designed to ensure that management acts in our stockholders’ best interests.  Our Bylaws give the Board the authority to appoint as Chairman either a management or non-management director and provide for either the Chairman or, if the Chairman is not an independent director, one of our independent directors, to be designated by the Board as the Lead Independent Director.  Accordingly, if the Board determines that the advantages of having a CEO/Chairman outweigh any potential disadvantages, then our Bylaws require the Board to appoint a non-management Lead Independent Director with a defined role and responsibilities.

The Board of Directors is currently chaired by our CEO, Martin Koffel.  In addition, in accordance with our Bylaws, the Board has appointed General Ralston as its Lead Independent Director.

We believe that combining the positions of CEO and Chairman is, at the present time, the most effective leadership structure for us in promoting sound decision-making and vigorous execution of our strategic initiatives and business plans.  As the individual with primary responsibility for managing our day-to-day operations, Mr. Koffel has served as CEO (and Chairman) since 1989 and is most familiar with our business and the complex challenges we face in the current environment.  As a result, we believe that he is best positioned at this time to identify strategic priorities and to lead discussions and decision-making regarding key business and strategic issues, as well as to oversee the execution of important strategic initiatives.  In addition, we believe that a combined CEO/Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

We established the position of Lead Independent Director to help reinforce the independence of the Board as a whole.  The position of Lead Independent Director has been structured to serve as an effective balance to a CEO/Chairman and is empowered under our Bylaws to perform the following:

   • approve the agenda for regular Board meetings;

   • serve as chairman of Board meetings in the absence of the Chairman;

   • establish and approve the agenda for meetings of the independent directors;

   • approve Board meeting schedules to assure there is sufficient time for discussion of all agenda items;

   • approve information sent to the Board;

   • coordinate with the Committee chairs regarding meeting agendas and informational requirements;

   • have authority to call meetings of the independent directors;

   • preside over meetings of the independent directors;

   • preside over any portions of Board meetings at which the evaluation or compensation of the CEO is presented or discussed;

   • preside over any portions of Board meetings at which the performance of the Board is presented or discussed;

   • serve as a liaison between the Chairman and the independent directors;

   • coordinate the activities of the other independent directors; and

   • if requested by major stockholders of the corporation, ensure that he or she is available for consultation and direct communication with such stockholders.

In light of this substantial delegation of authority and responsibility, we believe that a Lead Independent Director can help ensure the effective independent functioning of the Board in fulfilling its oversight role.  General Ralston has served as a director since 2003 and currently serves on our Board Affairs, Audit and Compensation Committees.  We believe that General Ralston, as Lead Independent Director, has built consensus among directors and served as a conduit between other independent directors and the Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.  In light of Mr. Koffel’s extensive history with and knowledge of URS, and because the Lead Independent Director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that it is advantageous to combine the positions of CEO and Chairman at this time.

Board’s Risk Oversight Role
One of the Board’s key functions is oversight of our risk management process.  The Board administers its oversight function directly through the Board as a whole, which has the ultimate oversight responsibility for the risk management process, as well as through the standing Audit, Board Affairs and Compensation Committees that address risks inherent in their respective areas of oversight.  Our Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment, risk management and our insurance program is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function and independent registered public accounting firm’s audits. Our Board Affairs Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of the Board, potential conflicts of interest and succession planning. Our Compensation Committee administers our incentive compensation, stock, bonus and other similar plans and arrangements and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. See “Board Committees” for a more detailed description of these Committees and their respective areas of oversight. Senior management reports on enterprise risks issues, including operational, financial, legal and regulatory, and strategic and reputational risks, to the appropriate Committee or the Board.

The entire Board and the Committees receive reports on areas of material risk and, for each Committee, the Committee’s area of oversight, from senior management, internal auditors, our independent registered public accounting firm, compensation consultants, internal and outside counsel, and other members of management and professional advisors.  When a Committee receives such reports, the chairman of the Committee reports on the discussion to the full Board at the next Board meeting.  This process enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board’s Role in Succession Planning
As reflected in our Corporate Governance Guidelines, succession planning for both directors and executive officers is one of the primary responsibilities of the Board.  With respect to Board succession planning, the Board Affairs Committee regularly evaluates the size and composition of the Board, giving consideration to our changing circumstances, the Board’s diversity policy and the then-current Board membership.  The Board Affairs Committee and the Board of Directors also regularly consider succession plans for membership of the Board committees and committee chairmen.  With respect to executive succession planning, the Board’s goal is to have a long-term and continuing program to plan for CEO succession and to monitor and advise on management’s senior leadership development program and succession planning for other executive officers.  The Board, through the Lead Independent Director and his communication with the CEO, also has short-term contingency plans in place for emergencies or unplanned events, such as the departure, death, or disability of the CEO or other executive officers.

Executive succession planning is one of the topics discussed during most regular executive sessions of the Board, and additional executive sessions have been held in recent years, devoted primarily to executive succession planning and professional development.  We have engaged outside consultants to help the Board and the CEO identify and evaluate the skills and capabilities of potential internal CEO succession candidates, and to plan and implement professional development programs tailored to each candidate that are designed to help them maximize their potential regarding leadership, strategy and execution.  During the additional executive sessions focused on succession planning, the Board meets with the outside consultants and the CEO to monitor and assess the progress of the internal succession candidates towards their professional development goals, and to become more familiar with other senior executives with high potential as well as potential external succession candidates.  To enable the directors to become more familiar with succession candidates and other high potential executives, Board meetings are planned to specifically include presentations and attendance by active succession candidates and other senior executives.  Board members also have direct access to all of our employees and are encouraged to make site visits on a worldwide basis to meet with local management.

Director Nominees
Our Board Affairs Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge and has the diversity of skills, experience and perspectives with respect to management and leadership, vision and strategy, accounting and finance, business operations, business judgment, industry background, and corporate governance necessary to oversee and direct our business.  When the Board Affairs Committee identifies and evaluates candidates recommended by management or stockholders, the Board Affairs Committee looks specifically at the candidate’s qualifications in the broader context of the Board’s overall composition and in light of our needs given the then current mix of director attributes.  The Board Affairs Committee’s goal is to recruit directors who complement and reinforce the skills of other directors.

In accordance with the Board Affairs Committee Charter, a qualified candidate for director nominee must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment, have the ability to work effectively with other members of the Board, and provide the skills and expertise appropriate to best serve the long-term interests of our stockholders.  In accordance with the Board’s diversity policy, the Board Affairs Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds.  The Board Affairs Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with the composition of the Board as a whole. The Board assesses the effectiveness of the Board’s diversity policy in connection with its periodic self-assessment process. Candidates are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In the case of incumbent directors whose terms of office are set to expire, the Board Affairs Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair these directors’ independence.  In the case of new director candidates, the Board Affairs Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Board Affairs Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Board Affairs Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.  From time to time, the Board Affairs Committee has engaged outside professional  search firms, such as Korn/Ferry International, to assist with the identification and evaluation of director candidates.

The policy of our Board Affairs Committee is to consider Board candidates who are recommended by stockholders in the same manner as candidates recommended by members of the Board or senior management.  Any stockholder wishing to recommend a candidate for nomination as a director should submit in writing the candidate’s name, biographical information and business qualifications to Chairman, Board Affairs Committee, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728.  All qualified submissions are reviewed by our Board Affairs Committee at the next appropriate meeting.  If a stockholder wishes the Board Affairs Committee to consider a director candidate for nomination at our next annual meeting, the Committee’s policy requires that written recommendations be received by us no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting.  Our Board Affairs Committee has not received a candidate recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our voting common stock.

Communications with the Board
Stockholders and other interested parties may communicate directly with any of our senior managers or members of our Board by writing directly to those individuals at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728).  Communications related to director candidate recommendations should be directed to the Chairman of the Board Affairs Committee.  In addition, we encourage communicating any concerns related to our financial or accounting practices directly to the Chairman of the Audit Committee.  Stockholders may also send communications to General Ralston, the Board’s Lead Independent Director.  The non-management directors have instructed us to review all mail and other direct communications and have directed us to exercise discretion in determining whether to forward to members of the Board correspondence or other communications that are inappropriate, such as business solicitations, frivolous communications and advertising.  Directors may at any time request that we forward to them all communications received by us.  Information about how to contact our Board is also available on our website at www.urs.com.

Code of Business Conduct and Ethics
All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and directors are required by our Code of Business Conduct and Ethics to conduct our business consistent with the highest legal and ethical standards.  The full text of our Code of Business Conduct and Ethics is available on our website at www.urs.com.  If we amend or waive a provision of our Code of Business Conduct and Ethics, we would then post such amendment or waiver on our website, as required by applicable rules.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics.  The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Compensation of Non-Management Directors	The following table sets forth information regarding non-management directors’ compensation for fiscal year 2011.

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NON-MANAGEMENT DIRECTOR COMPENSATION FOR FISCAL YEAR 2011

Non-Management Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Armen Der Marderosian (4)	$49,750	$57,438	—	$107,188
Mickey P. Foret	$86,250	$114,920	—	$201,170
Senator William H. Frist	$74,000	$114,920	—	$188,920
Lydia H. Kennard	$84,250	$114,920	—	$199,170
Donald R. Knauss	$69,000	$114,920	—	$183,920
Joseph W. Ralston	$119,000	$114,920	—	$233,920
John D. Roach	$81,500	$114,920	—	$196,420
Sabrina L. Simmons (5)	$20,500	$28,727	—	$49,227
Douglas W. Stotlar	$74,750	$114,920	—	$189,670
William P. Sullivan	$77,750	$114,920	—	$192,670
William D. Walsh (4)	$40,250	$57,438	$4,771	$102,459

(1)	Includes cash compensation, such as retainers and meeting fees, earned in fiscal year 2011 for Board and Committee services.
(2)
Represents the compensation cost, which is equivalent to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Both quarterly and deferred stock awards are fully vested upon grant; however, deferred stock awards are not issued until six months after the date the director’s Board service has terminated.  We calculate fair value based on the closing sales price of a share of our common stock on the last market-trading day prior to the date of grant.

Each non-management director received the following stock awards in fiscal year 2011, except for Messrs. Der Marderosian and Walsh who did not stand for re-election in 2011 and received stock awards only on January 1, 2011 and April 2, 2011, and Ms. Simmons who resigned from the Board on June 28, 2011 and received a stock award only on April 2, 2011.

Grant Date	Grant Price	Quarterly Stock Award Shares	Deferred Stock Award Shares	Quarterly Stock Award Grant Date Fair Value ($)	Deferred Stock Award Grant Date Fair Value ($)
January 1, 2011	$41.61	345	345	$14,355	$14,355
April 2, 2011	$45.89	313	313	$14,364	$14,364
July 2, 2011	$45.12	637	-	$28,741	-
October 1, 2011	$29.66	969	-	$28,741	-

(3)	Represents a medical benefit expense under a medical benefit plan provided to non-management directors who were elected prior to December 17, 1996.
(4)	Messrs. Der Marderosian and Walsh served on the Board until May 26, 2011.
(5)	Ms. Simmons served on the Board from January 26, 2011 until her resignation on June 28, 2011.
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The following table sets forth information regarding outstanding deferred equity awards held by non-management directors at the end of fiscal year 2011.

OUTSTANDING DEFERRED EQUITY AWARDS FOR NON-MANAGEMENT DIRECTORS AT THE
END OF FISCAL YEAR 2011

	Deferred Stock Awards (1)
Non-Management Director	Number of Shares of Stock That Have Not Been Issued (#)	Market Value of Shares of Stock That Have Not been Issued ($)
Mickey P. Foret	8,778	$308,283
Senator William H. Frist	1,969	$69,151
Lydia H. Kennard	4,532	$159,164
Donald R. Knauss	1,414	$49,660
Joseph W. Ralston	8,778	$308,283
John D. Roach	8,778	$308,283
Douglas W. Stotlar	4,999	$175,565
William P. Sullivan	5,741	$201,624

(1)
The market value of the deferred stock awards is calculated by multiplying the number of shares by the closing market price of our common stock as of the last trading day of fiscal year 2011, which was $35.12.  Although these deferred stock awards are fully vested immediately upon grant, the number of notional shares attributed to deferred stock awards accumulate and are not issued to the director until six months after the date he or she terminates service on the Board.

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Description of Non-Management Director Compensation
Quarterly Cash Retainer:  Each non-management director serving on the Board on the first business day of each fiscal quarter receives a retainer of $15,000, for an aggregate of $60,000 annually.  In addition, the Chairman of the Audit Committee receives an additional $3,750 payable on the first business day of each fiscal quarter for an aggregate of $15,000 annually.  Also, the Chairmen of the Board Affairs and Compensation Committees each receives an additional $1,250 payable on the first business day of each fiscal quarter for an aggregate of $5,000 annually.  Finally, the Lead Independent Director receives an additional $6,250 payable on the first business day of each fiscal quarter for an aggregate of $25,000 annually.

Board Attendance Fees: Each non-management director receives $2,000 for each Board meeting attended in person and $750 for each Board meeting attended by telephone.
Committee Attendance Fees: Committee members who are not serving as Chairman receive $1,500 for each Committee meeting attended in person and $750 for each Committee meeting attended by telephone.

Committee Chairman Fees:  The Chairman of the Audit Committee receives $4,000 for each meeting chaired in person and $750 for each meeting chaired by telephone.  The Chairs of the Board Affairs and Compensation Committees each receive $3,000 for every meeting chaired in person and $750 for every meeting chaired by telephone.

Quarterly Stock Award:  At the start of fiscal year 2011, each non-management director serving on the Board on the first day of each fiscal quarter received a stock award under the 2008 Incentive Plan, consisting of the number of shares of our common stock equal to $14,375 divided by the Fair Market Value (as defined below) of our common stock on that day, rounded down to the nearest whole share.  Effective May 26, 2011, the Board decided to eliminate the quarterly deferred stock award (discussed below) and increase the quarterly stock award from shares equal to $14,375 to shares equal to $28,750. The stock awards vest immediately upon grant.  As defined in our 2008 Incentive Plan, “Fair Market Value” means the closing sales price of a share of our common stock on the last market-trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

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Deferred Stock Award:  At the start of fiscal year 2011, each non-management director serving on the Board on the first day of each fiscal quarter received a deferred stock award consisting of a number of notional shares equal to $14,375 divided by the Fair Market Value (as defined above) of our common stock on that day, rounded down to the nearest whole share.  Effective May 26, 2011, the Board decided to eliminate the quarterly deferred stock award and increase the quarterly stock award from shares equal to $14,375 to shares equal to $28,750.  Deferred stock awards vested immediately upon grant; however, the number of notional shares attributed to deferred stock awards accumulate and are not issued to the non-management director until six months after the date the non-management director terminates his or her service on the Board.

Medical Benefit Plan:  Only non-management directors elected prior to December 17, 1996 were entitled to participate, at our expense, in our medical benefit plan, as a decision was made to grandfather any non-management director who previously had this benefit made available to him.  Mr. Walsh, who retired from the Board in May 2011, was the only non-management director to receive this benefit in fiscal year 2011.

Consulting Fees:  We also maintain a policy under which non-management directors may be engaged on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board.  No consulting fees were paid to non-management directors during fiscal year 2011.  If consulting fees are paid in the future to a non-management director, the Board will determine whether the special projects affect the independence of the non-management director.

NON-MANAGEMENT DIRECTOR STOCK OWNERSHIP GUIDELINES

As further explained below in greater detail in the Compensation Discussion and Analysis section, in March 2011, we adopted Amended and Restated Stock Ownership Guidelines for our senior executives and in May 2011, extended these Guidelines to our non-management directors.  The purpose of the Guidelines, as they apply to our non-management directors, is to encourage them to voluntarily maintain a reasonable level of personal share ownership to demonstrate their personal commitment to our long-term success and to continue to align their own interests with the interests of our stockholders, consistent with our commitment to sound corporate governance.  The Guidelines are determined as a multiple of three times each non-management director’s annual cash retainer, then converted to a fixed number of shares of our common stock based on the closing stock price as of the date of determination.

Our non-management directors are encouraged to hold at least the number of shares of our common stock that satisfy the Guidelines as of the first day of each of our fiscal years.  When individuals first become non-management directors, they are encouraged to satisfy the Guidelines within five years.  Shares that count toward satisfaction of these Guidelines include the following: shares owned outright by the non-management director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the non-management director or his or her immediate family members; restricted stock, whether deferred or vested outright, granted under our equity incentive plans; and shares purchased in the open market.

The following table sets forth the number of shares and value of our common stock, within the meaning of the Guidelines, held as of April 2, 2012, and the multiple that such shares represent of the non-management directors’ 2012 annual cash retainer.  This table indicates that each of our non-management directors satisfied our Guidelines.

Director	Share Ownership (1)	Share Ownership Value (1)	2012 Annual Cash Retainer	Equity Ownership as Multiple of Fiscal Year 2012 Annual Cash Retainer
Mickey P. Foret	37,398	$1,592,033	$75,000	21.2
Senator William H. Frist	7,038	$299,608	$60,000	5.0
Lydia H. Kennard	12,164	$517,821	$65,000	8.0
Donald R. Knauss	5,928	$252,355	$60,000	4.2
Joseph W. Ralston	15,770	$671,329	$90,000	7.5
John D. Roach	15,845	$674,522	$60,000	11.2
Douglas W. Stotlar	13,098	$557,582	$60,000	9.3
William P. Sullivan	14,582	$620,756	$60,000	10.3

(1)	Based on an April 2, 2012 share ownership date and closing share price of $42.57.

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PROPOSALS REQUIRING YOUR VOTE

Proposal 1

ELECTION OF DIRECTORS

The current terms of office of all of our directors expire at the Annual Meeting.  The Board proposes the reelection of the following nominees, all of whom are currently serving as directors, for a new term of one year and until their successors are duly elected and qualified.  Each of these nominees was previously elected by the stockholders.

The process undertaken by the Board Affairs Committee in recommending qualified director candidates is described under “Information About the Board of Directors - Director Nominees.”  As discussed in that section, the Board Affairs Committee evaluates director nominees in the broader context of the composition of the Board as a whole, with the objective of nominating directors who can together provide an appropriate balance of valuable skills, experience and perspectives and who also exhibit integrity, collegiality, sound business judgment and adherence to high ethical standards as well as a commitment of service to us, our Board and our stockholders.

There are nine nominees for the nine Board positions that will be authorized at the time of the Annual Meeting.  Stockholders cannot vote or submit proxies for a greater number of persons than the nine nominees named in this Proposal 1.  Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Board.  There are no family relationships among any of our directors and executive officers.

The following paragraphs provide biographical information regarding each director, including information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led our Board, following the recommendation of the Board Affairs Committee, to believe that, in light of our business and structure, the nominee should continue to serve as a director.

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Nominee and Current Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
Mickey P. Foret (Audit Committee)
Mr. Foret has served as one of our directors since March 2003.  He served until 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., an airline company, and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc., a transportation and logistics company.  Mr. Foret was employed in various management positions at Northwest Airlines from 1992 until 1996 as well as from 1998 until 2002.  Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer as well as in other management positions at Continental Airlines, Inc.  Mr. Foret has served as a director of Delta Air Lines, Inc. since November 2008, as a director of the Nash Finch Company since May 2005 and as a director of ADC Telecommunications, Inc. from February 2003 until December 2010.  Mr. Foret has previously served as a director for NorAm Energy Corp., as a director of MAIR Holdings, Inc., as a director of First American Funds, as a director of Champion Airlines, Inc., as a director of Worldspan L.P., and as a director of Northwest Airlines.  He is 66 years old.

As the former chief financial officer and senior executive of a multinational public company, Mr. Foret contributes to the Board his considerable operational experience in and knowledge of the transportation and logistics industry, an industry that represents a significant portion of our business.  Mr. Foret’s service on a number of boards of other public companies enables him to share his experience of beneficial governance practices employed at other public companies.  We view accurate financial reporting and robust auditing to be critical to our success and, with his executive experience in capital-intensive industries and his experience as a director of financial funds, Mr. Foret is well positioned to contribute his extensive financial expertise to the Board.  He also qualifies as an audit committee financial expert under the SEC guidelines.

Senator William H. Frist, M.D. (Board Affairs Committee)
Senator Frist has served as one of our directors since November 2009.  He has served as a partner at Cressey & Company LP, a private investment firm, since 2007, and as Distinguished University Professor at Vanderbilt University from 2008 until 2010.  He served as a United States Senator for Tennessee from 1995 until 2007 and was Majority Leader of the United States Senate from 2003 until 2007.  Senator Frist has served as a director of Select Medical Corporation since May 2010.   Senator Frist serves on the boards of several other organizations, including the Center for Strategic and International Studies, the Kaiser

Family Foundation, the Smithsonian Museum of Natural History, Aegis Laboratories, Accolade LLC and the Harvard Medical School Board of Fellows. He is 60 years old.

Senator Frist’s experience as a legislator, including numerous committee memberships and chairmanships and, most notably, as former Majority Leader of the United States Senate, gives him the leadership and consensus-building skills to assist the Board in a range of its activities.  He has extensive knowledge of the workings of government and, as a former member of the Senate Finance Committee, of the federal budgeting process, which we view as especially significant given that a large proportion of our business activities are heavily regulated and directly affected by governmental actions.  The Board also benefits from the considerable investment and finance experience he has gained from his tenure as a partner in a private investment firm.  His service on the board of the Center for Strategic and International Studies enables him to contribute his perspective on our international operations.

Lydia H. Kennard (Board Affairs Committee)
Ms. Kennard has served as one of our directors since August 2007.  She has served as a Principal of Airport Property Ventures, a developer and operator of aviation facilities, since March 2007.  She served as the Executive Director of Los Angeles World Airports, the airport oversight and operations department for the City of Los Angeles, from 1999 to 2003, and again from 2005 to January 2007.  Ms. Kennard has served as a director of Prologis, Inc. since 2004 and as a director of Intermec Corporation since 2003.  She served as a director of IndyMac Bank from 2002 to 2008.  Ms. Kennard has served on the Board of Trustees of Rand Corporation since 2002.  She is 57 years old.

Ms. Kennard’s prior executive and operational experience, including oversight of such diverse activities as airfield operations, airport retail and restaurant concession management, construction, maintenance, property and asset management, business operations, and police and security activities positions her to contribute to the Board her leadership skills, her critical insights into the operational requirements of a large company and her expertise in industries in which we participate, such as infrastructure, construction and project management.  As a result of her involvement with the California Air Resources Board, she is able to share her understanding of air quality management and regulation, which is valuable in enhancing the Board’s insight into our environmental management and pollution control and other environmental programs.  The Board also benefits from her knowledge of the conduct and governance of public companies based on her experience as a director of several public companies.
Donald R. Knauss (Board Affairs Committee)
Mr. Knauss has served as one of our directors since June 21, 2010.  He has served as chairman and chief executive officer of The Clorox Company, a manufacturer and marketer of consumer products, since October 2006.  He served as Executive Vice President of The Coca-Cola Company (a marketer and distributor of non-alcoholic beverages) and President and Chief Operating Officer for Coca-Cola North America from February 2004 until August 2006.  Mr. Knauss has also served as a director of the Kellogg Company since November 2007 and The Clorox Company since October 2006.  He is 61 years old.

With his substantial experience in executive positions at large multi-national corporations, Mr. Knauss brings to the Board substantial leadership skills.  The Board also benefits from his expertise in corporate governance practices gained from his service on the boards of two large public companies.  His experiences serving as a chairman, chief executive officer and chief operating officer allow him to contribute to the Board his critical knowledge and expertise related to the operations of large public companies, particularly in connection with international expansion, development and evaluation of strategic growth opportunities and consideration of the impact of corporate investment on stockholder value.

Martin M. Koffel
Mr. Koffel has served as our Chairman of the Board, Chief Executive Officer, President and as one of our directors since 1989.  He is 73 years old.

Mr. Koffel’s long tenure as our CEO and Chairman positions him to contribute to the Board his extensive knowledge of our business, history and development, and to provide critical Board leadership and continuity.  As CEO, he has developed substantial operational and industry expertise, as well as executive leadership skills that are important to us and to our Board.  Mr. Koffel has previously served on the boards of several international policy institutes, which have given him substantial experience and perspective regarding economic and geopolitical trends, the development and execution of business strategies and evolving views regarding corporate governance best practices.

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General Joseph W. Ralston, USAF (Ret.) (Audit, Board Affairs and Compensation Committees)
General Ralston has served as one of our directors since October 2003.  He has served as Vice Chairman of The Cohen Group, an international business consulting firm, since 2003; as a director of Lockheed Martin since 2003; and as a director of The Timken Company since 2003.  General Ralston’s military career began in 1965 and concluded in 2003, when he retired from active duty.  General Ralston’s military career was highlighted by his service as Vice Chairman of the Joint Chiefs of Staff in Washington, D.C. from 1996 to 2000 and Commander, U.S. European Command and Supreme Allied Commander Europe, NATO from 2000 to 2003.  He is 68 years old.

General Ralston’s distinguished career in the armed forces has provided him with extensive experience in executive management, logistics and military procurement.  During his service as a senior military officer, including Vice Chairman of the Joint Chiefs of Staff, General Ralston maintained the highest security clearances and performed a variety of responsibilities, including reviewing the requirements of the armed forces for goods and services; assessing the personnel, equipment, cyber, financial and reputational risks of military operations; and overseeing substantial military budgeting and expenditures.

Consequently, he has developed a deep understanding of the organization that has historically been among our most important clients, including critical insights into the needs of the armed forces for our services and the federal government procurement processes.  The Board also benefits from his advice regarding our classified activities and his insights into our enterprise risk management.  In addition, in serving as Chairman of the Nominating and Corporate Governance Committee of the Board of The Timken Company, General Ralston has gained valuable experience dealing with relevant rules and regulations and generally overseeing corporate governance matters.

John D. Roach (Audit and Compensation Committees)
Mr. Roach has served as one of our directors since February 2003.  He has served as Chairman of the Board and Chief Executive Officer of Stonegate International, a private investment and advisory services firm, since 1997; as a director of the PMI Group, Inc. since 1997; as a director of Ply Gem Holdings (a private company) since 2004, and as a director of VeriSign, Inc. since August 2007.  He previously served as the Executive Chairman and Chief Executive Officer of Unidare U.S., Inc., an industrial welding and safety supplier, from 2002 to 2006; the founder, Chairman of the Board and Chief Executive Officer of Builders First Source, Inc. from 1998 to 2001; the Chairman of the Board, President, and Chief Executive Officer of Fibreboard Corp.

from 1991 to 1997; a director of Kaiser Aluminum Corporation and its subsidiary Kaiser Aluminum & Chemical Corporation from 2002 to 2006; a director of Material Sciences Corporation from 2003 to 2006; and a director of Washington Group (formerly Morrison Knudsen Corporation) from 1997 to 2002. He is 68 years old.

With his prior extensive service as a chief executive officer of a multinational public company and a private investment firm, Mr. Roach brings to the Board his considerable business leadership and strategic consulting skills.  Mr. Roach has served as a senior executive or director of a variety of companies in the construction and industrial production industries, which positions him to contribute his knowledge in the construction industry, one of the businesses we serve, and a variety of other industries, many of which are relevant to our Industrial and Commercial market sector.  The Board also benefits from his executive experience in financial services, as well as his expertise in corporate governance and finance gained as a director of several public companies.  Mr. Roach qualifies as an audit committee financial expert under the SEC guidelines.

Douglas W. Stotlar (Compensation Committee)
Mr. Stotlar has served as one of our directors since March 2007.  He has served as President, Chief Executive Officer, and director of Con-way Inc., a transportation and logistics company (previously known as CNF Inc.) since April 2005.  He served as President and Chief Executive Officer of Con-way Transportation Services, Inc., a regional trucking subsidiary (“CTS”), from 2004 until 2005.  He also served as CTS’ Executive Vice President and Chief Operating Officer from 2002 until 2004, and as CTS’ Executive Vice President of Operations from 1997 until 2002.  Mr. Stotlar serves as vice president at large and is a member of the executive committee of the American Trucking Associations.  He is also a member of the Board of Directors of the American Transportation Research Institute and serves on the executive committee of the Transportation Research Board.  He is 51 years old.

Mr. Stotlar’s executive experience has provided him with substantial knowledge of the transportation and logistics sector, an industry in which we participate.  As the Chief Executive Officer of Con-way, Inc., he gained a significant understanding of public policy issues and supply chain systems in the transportation and logistics sector, which are relevant to our business activities.  In addition, as a currently serving chief executive officer of a public company, Mr. Stotlar can contribute his valuable experience with contemporary corporate governance practices, labor and stockholder relations matters, and current legal and regulatory requirements and trends. He also serves on the boards of several not-for-profit organizations.
William P. Sullivan (Audit and Compensation Committee)
Mr. Sullivan has served as one of our directors since August 2006.  He has served as the President and Chief Executive Officer of Agilent Technologies, Inc., a provider of scientific and technical instruments, since March 2005.  He served as Executive Vice President and Chief Operating Officer of Agilent, from March 2002 until March 2005, and as its Senior Vice President and General Manager of its Semiconductor Products Group from August 1999 until March 2002.  Mr. Sullivan has served as a director of Agilent since March 2005 and as director of Avnet, Inc. since July 2008.  He is 62 years old.

As one of the three non-executive directors on the Board who are currently serving as chief executive officers of public companies, Mr. Sullivan brings to the Board his significant executive and operational experience addressing contemporary issues facing public companies today.  His experience as a senior executive of a multinational public company with global operations allows him to provide insight into a variety of international issues, which is especially important to us given that a significant portion of our business is conducted overseas.  We believe that our exposure to new technologies and access to new ideas in this field are important to our future success, and Mr. Sullivan’s experience in the high technology industry positions him to contribute to the Board his considerable knowledge of developments in the technology sector.  The Board also benefits from his knowledge of finance, as well as of the most current issues in the conduct and governance of public companies.  He also qualifies as an audit committee financial expert under SEC guidelines.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH DIRECTOR NOMINEE.

Required Vote
Directors are elected by a majority of the votes cast for and against by holders of shares entitled to vote at the Annual Meeting, whether present in person or represented by proxy, which means that, for each director, the number of votes cast for the director must exceed the number of votes cast against that director.  Abstentions and broker non-votes will not be considered votes cast.

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Proposal 2

RATIFICATION OF SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2012, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by our stockholders at the Annual Meeting.  PricewaterhouseCoopers LLP has audited our financial statements since 1988.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

Independent Registered Public Accounting Firm’s Fees
The following table presents aggregate fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal years ended December 30, 2011 and December 31, 2010, and fees for other services rendered by PricewaterhouseCoopers LLP during these periods.

	(In millions)	Fiscal Year 2011	Fiscal Year 2010
	Audit Fees	$9.0	$9.6
	Audit-Related Fees	0.2	0.1
	Tax Fees	-	-
	All Other Fees	0.3	0.1
	Total Fees	$9.5	$9.8

Audit Fees.  Audit fees include fees for services rendered in connection with the annual audit of our consolidated financial statements.  This category also includes fees for audits and reviews provided in connection with statutory and regulatory filings and engagements or services that generally only independent registered public accounting firms reasonably can provide to a client, such as state overhead audits, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees.  Audit-related fees include fees paid for audit-related services, which included audits of pension and other employee benefit plans, consultations regarding GAAP, reviews and evaluations of the impact of regulatory pronouncements, and audit services not required by statute or regulation.

Tax Fees.  Tax fees include all services performed by professional staff in our independent registered public accounting firm’s tax division (except those relating to audit or audit-related services), including fees associated with tax compliance, tax planning and tax consultation services.

All Other Fees.  All other fees primarily include fees associated with consulting, technical accounting training and an annual license fee on software in assisting management in performing technical research and reviewing the design or procedures regarding our internal control, close process and reporting structure.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of those services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Policy on Audit Committee Pre-Approval
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm.  On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.  The Audit Committee also has delegated the ability to pre-approve audit and permitted non-audit services to the Chairman of the Audit Committee provided that any pre-approvals by the Chairman are reported to the Audit Committee at the subsequent scheduled Audit Committee meeting.

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THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Required Vote
Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise.  The Audit Committee is, however, submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.  Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes.  Broker non-votes are not counted for any purpose in determining whether this matter has been approved.

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PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2011 Annual Meeting, the stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the Named Executives, commonly referred to as a “say-on-pay vote,” every year.  The Board has adopted a policy that is consistent with our stockholders’ expressed preference. In accordance with that policy, this year, we are again asking our stockholders to vote to approve, on an advisory basis, the compensation of the Named Executives and disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executives and the philosophy, policies and practices described in this proxy statement.  The compensation of the Named Executives subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement.  As discussed in detail under “Compensation Discussion and Analysis,” we believe that our compensation policies and decisions emphasize pay-for-performance principles by linking performance-based awards to the achievement of specific company goals and strongly align the executives’ interests with those of our stockholders in maximizing stockholder value over the longer term.  Our Board believes that our long-term success depends largely on the talents of our employees and, to that end, has designed our compensation program to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

The Compensation Committee believes that our executive compensation program is appropriately designed, reasonable relative to the executive compensation programs of our peer group companies and responsible in that it reflects a pay-for-performance philosophy without encouraging our executives to assume excessive risks.

Below are some of the highlights of our company performance for fiscal year 2011:

•
Revenues for fiscal year 2011 grew by 4.0% as revenues increased from our work in the power, federal and industrial and commercial market sectors, while we experienced a decline in revenues from our work in the infrastructure market sector.  While we experienced a net loss for the year of $465.8 million, this loss reflected several non-cash charges, including a non-cash, after-tax goodwill impairment charge of $732.2 million driven by adverse equity market conditions during the 2011 fiscal year.  These conditions caused a decline in our stock price and market capitalization.  The charge had no effect on our business operations, cash balances or operating cash flows.

•
In 2011, we completed the acquisitions of Apptis Holdings, Inc. and CATI Training Systems, which expanded our federal government information technology services, as well as B.P. Barber & Associates, Inc., which expanded our engineering services in the southeastern states.

Below are some of the highlights of our compensation program for our Named Executives:

·
Strong Pay-for-Performance Principles. Our compensation policies and decisions are focused on pay-for-performance principles.  Annual performance-based bonuses are determined using objective financial performance measures that are designed to correlate closely with the creation of long-term stockholder value.  Our long-term equity incentives are based on the market price of our stock; typically, half of these equity incentives are subject to a performance test based on achievement of our annual budgeted corporate net income target.

·
The Right Compensation Mix. A substantial portion of the total compensation of our Named Executives is variable and tied to performance measures that correlate with the creation of stockholder value.  The Compensation Committee believes that, as executives assume greater responsibility, their compensation should be more heavily weighted toward variable elements of compensation because the performance of these officers is expected to drive achievement of strategic and financial goals that are most likely to affect stockholder value.  A substantial portion of our Named Executives’ compensation is at risk through performance goals that, if achieved, are expected to increase stockholder value and contribute to our long-term prosperity.

·
The Right Types of Equity Compensation.  For the last several years, including 2011, the Compensation Committee decided not to grant any stock options and instead to grant only restricted stock because the value of these awards increases and decreases with increases and decreases in stock price after the grant date and thus ties compensation more closely to changes in stockholder value at all stock prices compared to stock options, the economic value of which changes with stockholder value only when the stock price is above the exercise price.  The amounts disclosed in the executive compensation tables generally reflect the grant-date fair values of equity awards, but the actual economic value of these awards will depend directly on the performance of our stock price over the period during which the restricted stock vests (normally four years) and, with respect to performance-based restricted stock, whether the performance tests for vesting are met. The value realized by an executive for performance-based restricted stock could be as little as zero if the performance goals were not met.

The Right Performance Metrics.  We continue to believe that executive compensation should be tied to financial performance metrics, not stock price metrics. Our Compensation Committee believes that financial performance metrics, such as net income, drive value and contribute to our long-term prosperity, while stock price metrics can unnecessarily promote excessive short-term risk-taking and encourage relative volatility during arbitrary periods.

•	Stock Ownership Guidelines. We maintain stock ownership guidelines for our executive officers, including the Named Executives, determined as a multiple of each executive’s annual base salary.  These guidelines are designed to encourage our executives to maintain a reasonable level of personal share ownership to demonstrate their personal commitment to our long-term success and to continue to align their own interests with the interests of our stockholders, consistent with our commitment to sound corporate governance.

·
No Excessive Perquisites. We do not provide personal lifestyle perquisites, such as country club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites, nor do we provide tax gross-ups for executive perquisites.

·
Parachute Payment Excise Tax Provisions. Some executive employment agreements, entered into a number of years ago, contain excise tax gross-up provisions.  However, in 2009, in light of trends and evolving best practices, the Compensation Committee reviewed its policy related to excise tax gross-ups and committed not to enter into any future employment or similar compensatory agreements that obligate us to provide tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any severance payments provided to Section 16 Officers are considered “excess parachute payments” subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “IRC”). Accordingly, consistent with that policy, our  recently amended employment arrangements with Mr. Koffel eliminate prior provisions for tax gross-ups in connection with excise taxes on payments and benefits deemed to be “parachute payments” under Section 280G of the IRC and instead substitute a “best after-tax provision,” under which the payments to Mr. Koffel would be reduced in the event that any excise tax would otherwise be payable by Mr. Koffel on any “parachute payments.” See “Compensation Arrangements With Martin M. Koffel.”

·
No Repricing Without Stockholder Approval.  Our equity plans do not permit repricing of underwater stock options held by executives or other employees without stockholder approval and, historically, we have not repriced any stock options.

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Accordingly, the Board is asking the stockholders to indicate their approval of the compensation of the Named Executives as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Named Executives, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

        Because the vote is advisory, it is not binding on us or on our Board or Compensation Committee.  Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

        Unless the Board decides to modify its current policy to solicit say-on-pay votes annually, the next scheduled say-on-pay vote will be at the 2013 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

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PROPOSAL 4

STOCKHOLDER PROPOSAL

Proposal 4 -- Stockholder Proposal

Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, the beneficial owner of shares of the Company’s common stock with a market value of more than $2,000, has requested that we include the following stockholder proposal and supporting statement in our proxy statement for the 2012 Annual Meeting.  The stockholder proposal is required to be voted on at our Annual Meeting only if properly presented at the meeting.  The stockholder proposal is presented verbatim below, and we disclaim all responsibility for the content or accuracy of the proposal or the proponent’s supporting statement.  The Board of Directors recommends a vote AGAINST this proposal for the reasons stated in our response, and we strongly encourage stockholders to review and consider our response, captioned “URS’s Statement in Opposition to Proposal 4,” which follows the proposal.

Stockholder Proposal:

4 – Executives To Retain Significant Stock

RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until one-year following the termination of their employment and to report to shareholders regarding this policy before our next annual shareholder meeting.

Shareholders recommend that a percentage of at least 33% of net after-tax stock be required.  This policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives.  This proposal asks for a retention policy starting as soon as possible.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after employment termination would focus our executives on our company’s long-term success.  A Conference Board Task Force report on executive pay stated that at least hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:

The Corporate Library, an independent investment research firm rated our company “High Concern” in executive pay – $9 million for our CEO Martin Koffel, 72.

The Corporate Library said annual cash incentive pay was based on a single financial performance measure.  This created the potential for our executives to artificially focus on only one aspect of company growth.  Furthermore, long-term incentive pay consisted of time-based Restricted Stock Units (RSU).  Equity pay should include performance-vesting conditions.

Our CEO realized $5 million from the vesting of 113,000 stock awards and was given an addition 50,000 RSU’s with a grant date value of about $2.5 million.  Mr. Koffel had $15 million in accumulated pension benefits and was potentially entitled to $31 million if there was a change in control.  Mr. Koffel’s 2010 pay also included $736,000 for security and personal protection.

John Roach had board responsibilities at PMI Group leading up to its November 2011 bankruptcy.  Mr. Roach was still on our audit and executive pay committees and received our second highest negative votes.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance to make our company more competitive.

Executives To Retain Significant Stock – Yes on 4

URS’s Statement in Opposition to Proposal 4:

After careful consideration, our Board recommends that stockholders vote AGAINST this proposal for the reasons stated below.

We recognize that significant long-term stock ownership can encourage our executives to focus on our long-term success and that effective corporate governance can ultimately help to make our company more competitive.  However, we believe that our current policies and programs achieve these objectives effectively.  In fact, as discussed below, we believe that the proposal could actually upset the current balance achieved by our existing compensation programs, policies and practices, undermine our competitiveness and impair our prospects for long-term success.

Motivating our executives to emphasize long-term stockholder value creation is a fundamental principle in the design of our executive compensation program.  To that end, our Compensation Committee, working with its compensation consultant, has carefully crafted our executive compensation programs and policies to work together to align our management’s financial rewards with the economic interests of stockholders, to drive achievement of our long-term strategic, operational and financial objectives, and to promote recruitment and retention of the kind of experienced and talented leadership that is critical to achievement of those objectives.

For example, our equity compensation awards are structured to encourage accomplishment of our long-term objectives by requiring vesting over multi-year periods and,

as a condition to vesting for half of the equity granted, the attainment of one or more predefined performance targets (such as specified levels of net income or operating profit contribution) that the Compensation Committee selects with the primary goal of driving stockholder value and contributing to our long-term prosperity.  Moreover, the historic practice of our Compensation Committee has been to require that, as executive responsibilities increase, the proportion of targeted executive compensation that is performance-based and at-risk increases.  Accordingly, a substantial portion of the total compensation of our senior executives is variable and tied to performance measures that correlate with the creation of long-term stockholder value.

Another feature of our executive compensation program that is designed to foster a long-term focus is our stock ownership guidelines.  These guidelines, which address all of our executive officers, not just the senior executives, are calculated based on a multiple of each executive’s annual base salary and, as a result, increase commensurate with increases in base salaries.  Our CEO’s goal under the guidelines is set at a multiple of five times annual base salary, and the goals for our senior executive officers are scaled to the organizational level of the applicable executive.  As of April 2, 2012, each of our senior executives satisfied these stock ownership guidelines.  We believe that our stock ownership guidelines compare favorably in practice to the stock retention policy advocated by the proponent because our guidelines apply to all executive officers and prescribe clear and reasonable guidelines for levels of stock ownership, whether acquired as equity compensation, on the open market or otherwise.

Our policy against hedging transactions complements the objectives of our stock ownership guidelines.  This policy, adopted in 2005 to continue to foster good corporate governance, precludes directors and executive officers from engaging in certain hedging transactions, including trading in any interest or position relating to the future price of URS securities, such as through a put, call or short sale.  We believe that this policy likewise compares favorably to that advocated by the proponent in that its application extends beyond senior executives.

These programs, policies and practices have been thoughtfully designed by our Compensation Committee to motivate our executives to focus on our long-term success -- the proponent’s stated goal -- without impairing our ability to attract and retain the kind of talented executives we believe to be necessary to our long-term success.  We believe that adoption of this stockholder proposal, which would apply, at a fixed percentage, to all future equity awards to all senior executives in a rigid “one-size-fits-all” approach, would upset this careful balance and impair our ability to attract and retain key executives.

We believe that a policy requiring senior executives to hold a significant portion of their equity awards for at least a year beyond retirement or termination could impair our ability to attract and retain talented executives.  Because equity compensation is typically the largest component of compensation for our senior executives, for many executives, especially those with long tenures, a substantial portion of their net worth will consist of our common stock.  We believe that this proposal would unnecessarily limit the ability of our senior executives to prudently manage their financial affairs by diversifying their portfolios, making charitable gifts or liquidating their holdings to meet expenses at a time when they no longer have any control over our strategy, operations or results.  As a consequence, the proposal may well motivate our senior executives to leave our company or retire before they otherwise would in order to fully realize the value that they helped to create.  Moreover, while many of our competitors have instituted stock ownership guidelines, we do not believe that any of our main peer competitors impose similar post-employment holding requirements.  Accordingly, our Board believes that establishing these post-employment holding requirements would impede our competitive efforts to attract and retain talented executives.

In addition, we believe that the proposal would inhibit the flexibility that is necessary for our Compensation Committee to function effectively.  Our Board believes that our Compensation Committee, which consists entirely of independent directors and has engaged its own compensation consultant, is best suited to formulate executive compensation principles and practices designed to enhance our ability to achieve our strategic aims.  This proposal’s significant restrictions on an executive’s ability to exercise and realize the value of equity awards during and after his or her employment diminishes its inherent value to the executive.  As a result, to offer compensation that is competitive, the Compensation Committee could be driven to compensate for this restriction by resorting to other, less effective, forms of payment, to the detriment of our business and our stockholders.  Accordingly, we believe that the proposal would unduly limit the flexibility necessary for our Compensation Committee to structure balanced, effective and competitive compensation programs.

We believe that the design and implementation of our executive compensation programs and policies -- including the significant vesting and performance conditions included in our equity awards, together with our stock ownership guidelines and prohibition against speculative hedging transactions -- strike the right balance between, on the one hand, fostering a long-term focus and alignment with stockholder interests through significant equity stakes and, on the other hand, maintaining a competitive executive compensation program that advances our ability to attract and retain a highly skilled and talented leadership team that is critical to our long-term success.  We believe that the proposal would undermine these goals and, accordingly, is not in the best interests of our stockholders.

FOR ALL OF THE REASONS STATED ABOVE, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2011 (1)

Audit Committee Report
The Audit Committee has reviewed and discussed with management of the Company the audited financial statements for the fiscal year ended December 30, 2011.  The Audit Committee has discussed with the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2011, for filing with the Securities and Exchange Commission.

Respectfully Submitted,

THE AUDIT COMMITTEE

Mickey P. Foret, Chairman
General Joseph W. Ralston, USAF (Ret.)
John D. Roach
William P. Sullivan

(1)
The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language included in any such filing.

.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of April 2, 2012, by:  (1) each director; (2) each of the Named Executives; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock.  This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.  Unless otherwise indicated in the footnotes to this table, subject to community property laws where applicable, we believe, based on such information provided, that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  The applicable address for each of our directors and executive officers is c/o URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728.

	Common Stock Beneficially Owned (1)
Beneficial Owner	Number	Percentage
Janus Capital Management LLC (2) 151 Detroit Street Denver, Colorado 80206	7,031,173	9.28%
BlackRock, Inc. (3) 40 East 52nd Street New York, New York 10022	5,827,826	7.69%
Mickey P. Foret (4)	37,398	*
Senator William H. Frist, M.D. (4)	7,038	*
H. Thomas Hicks	103,702	*
Gary V. Jandegian	132,405	*
Lydia H. Kennard (4)	12,164	*
Donald R. Knauss (4)	5,928	*
Martin M. Koffel (4)	572,710	*
General Joseph W. Ralston, USAF (Ret.) (4)	15,770	*
John D. Roach (4)	15,845	*
Douglas W. Stotlar (4)	13,098	*
William P. Sullivan (4)	14,582	*
Randall A. Wotring	140,765	*
Thomas H. Zarges	53,092	*
All executive officers and directors as a group (19 persons) (5)	1,392,615	1.84%

*     Less than one percent.

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(1)
There were 75,766,517 shares of our common stock outstanding as of April 2, 2012.  All stock options held by our employees and directors are currently exercisable.  Therefore, option shares are deemed to be outstanding for purposes of computing the percentage beneficial ownership of the holder, but as required by the SEC rules, not for purposes of computing the percentage beneficial ownership of any other person.

(2)
As stated in the Schedule 13G/A filed with the SEC on February 14, 2012, Janus Capital Management LLC. is deemed to be the beneficial owner of all of these shares of our common stock.  Amount shown includes any shares held via its direct 94.8% ownership stake in INTECH Investment Management and its direct 77.8% ownership stake in Perkins Investment Management LLC. Of the shares reported as beneficially owned by Janus Capital Management LLC, Perkins Mid Cap Value reported sole voting power and sole dispositive power over 4,600,000 shares, or 5.8%, of our common stock.

(3)
As stated in the Schedule 13G/A filed with the SEC on February 10, 2012, BlackRock, Inc. is deemed to be the beneficial owner of all of these shares of our common stock and has sole voting and sole dispositive power over all of the shares.

(4)
Includes the following deferred equity awards:  8,778 deferred shares for Mr. Foret; 1,969 deferred shares for Senator Frist; 4,532 deferred shares for Ms. Kennard;  1,414 deferred shares for Mr. Knauss; 50,000 shares of deferred restricted stock units for Mr. Koffel; 8,778  deferred shares for General Ralston; 8,778 deferred shares for Mr. Roach; 4,999 deferred shares for Mr. Stotlar; and 5,741 deferred shares for Mr. Sullivan.

(5)
Executive officer shares consist of shares owned by the Named Executives, Thomas W. Bishop, Hugh Blackwood, Reed N. Brimhall, Susan B. Kilgannon, Joseph Masters and Robert W. Zaist.  Includes shares subject to options that the executive officers have the right to acquire within 60 days.  The executive officers do not have the right to dispose of any unvested restricted shares.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 30, 2011, no executive officers, directors and greater than 10% beneficial owners failed to file on a timely basis reports required under Section 16(a).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of four non-employee directors:  General Ralston, Mr. Roach, Mr. Stotlar and Mr. Sullivan.  No member of the Compensation Committee is, or was formerly, one of our officers or employees.  No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

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REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2011 (1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 30, 2011.

Respectfully Submitted,

THE COMPENSATION COMMITTEE

General Joseph W. Ralston, Chairman
John D. Roach
Douglas W. Stotlar
William P. Sullivan

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date of this proxy statement and irrespective of any general incorporation language included in any such filing.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Overview

Our executive compensation philosophy is to compensate our senior executives competitively with a mix of base salary, annual cash bonus, long-term equity incentives and other benefits (“Total Compensation”) designed to attract and retain highly qualified executives and incentivize them to produce strong financial performance for the benefit of URS and our stockholders.  Generally, the Compensation Committee believes that providing the opportunity to earn Total Compensation between the 50th percentile and the 75th percentile of compensation packages provided to employees with similar responsibilities at comparable companies is consistent with our needs as we compete for high-performing senior executives with above-market talent and the ability to produce above-market contributions and financial results.  The significant components of our compensation program, and the manner in which we determined the level of compensation awarded to each of our Named Executives with respect to fiscal year 2011, are discussed below.

The Compensation Committee strives to maintain an appropriate balance among base salary, annual cash bonus opportunity and long-term equity awards to compensate Named Executives fairly, while also providing them with appropriate incentives for achieving both annual and longer-term objectives.  Providing competitive base salaries is an essential foundation for compensating our executives, managers and other employees.  However, the Compensation Committee believes that performance-based awards should comprise a substantial portion of the Total Compensation paid to our Named Executives and our other executives and senior managers in order to motivate them to achieve specific company goals and to link pay to the achievement of those goals.  The Compensation Committee also believes that the proportion of target total compensation that is performance-based and at-risk should increase with increased executive responsibilities.

Accordingly, under our annual cash bonus plan, called our Restated Incentive Compensation Plan (the “Bonus Plan”), participants become eligible to earn annual cash bonuses targeted as a percentage of their respective base salaries.  As executives assume greater responsibility, their targeted bonus percentages increase.  The size of any actual bonuses earned for a given fiscal year relative to the target bonuses is determined by the extent to which pre-established quantitative performance targets have been achieved for that fiscal year.  These performance metrics (“Performance Metrics”) are established for each participant and on a company-wide or “Corporate” basis, as well as on the basis of performance by each of our Infrastructure & Environment, Federal Services and Energy & Construction Divisions.  Furthermore, the bonus otherwise payable to each eligible participant is subject to reduction on a pro-rata basis with other eligible participants who have earned bonuses, to the extent necessary (even down to zero) to assure that the company-wide and division performance targets are first achieved for the benefit of our stockholders after the accrual for bonuses.

Similarly, as responsibilities increase, the target proportion of an executive’s Total Compensation that takes the form of equity awards granted under our 2008 Incentive Plan (which vest over a multi-year period) also increases relative to the short-term cash compensation paid in the form of base salary and annual bonuses.  The Compensation Committee believes that such equity awards can provide stronger retention incentives and further align the executive’s interests with those of our stockholders by providing greater motivation to maximize stockholder value over the longer term.  In addition, our 2008 Incentive Plan allows us to issue long-term equity incentive awards that require, as a condition to vesting, the attainment of pre-established performance targets, such as a Corporate net income target.

Total Compensation Review for 2011

In March 2011, the Compensation Committee undertook its annual review of the Total Compensation of the Named Executives, as a whole and on a component basis.  The Compensation Committee acknowledged that its compensation review and considerations continued to be affected by the continuing uncertainty in global financial markets that created a challenging business environment, making it extremely difficult to predict future results.  To assist with this compensation review, the Compensation Committee requested Towers Watson to conduct a comparative survey regarding the key components of the Total Compensation awarded to the Named Executives (other than the CEO) and other Section 16 Officers and senior executives (the “2011 Towers Watson Report”).

To prepare the 2011 Towers Watson Report, Towers Watson, with input from both the Compensation Committee and our senior management, reviewed the existing comparative group of companies for continued appropriateness, and performed analyses of the compensation levels of executives of those companies holding positions comparable to those held by each of our Named Executives and our other executives analyzed.  Towers Watson’s analyses further included consideration of compensation values, practices and trends at a subset of Standard and Poor’s 1500 companies as well as multiple published surveys of companies with business and size comparable to us.

A summary report, including senior management’s recommendations for pay actions and performance targets, was presented to the Compensation Committee for its consideration.  Following an active dialogue with Towers Watson, Cooley, and the CEO (other than with respect to his own compensation), the Compensation Committee approved the recommendations, as described in more detail below.

The information analyzed by Towers Watson was collected from the following three sources, each with a focus on industry, business, the competition for talent, and size (based on revenue and market capitalization):

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Public Company Comparison Group – Data for comparison was collected from the most recent proxy statements (and other public filings, as appropriate) of a select peer group of publicly traded companies with business and size viewed as comparable to our own.  The peer group includes public companies with trailing twelve-month revenues ranging from $2.4 billion to $32.5 billion (median $9.9 billion) and market capitalizations ranging from $1.8 billion to $34 billion (median $6 billion), as of March 3, 2011.  The companies included in this peer group were:

Accenture plc	AECOM	Booz Allen Hamilton, Inc.
CACI International, Inc.	Computer Sciences Corporation	Emcor Group, Inc.
Fluor Corporation	Foster Wheeler AG	General Dynamics Corporation
Jacobs Engineering Group	KBR, Inc.	L-3 Communications Holdings, Inc.
McDermott International Inc.	Raytheon Corporation	Science Application International Corporation
Shaw Group Inc.

•
Compared to the Towers Watson’s 2010 report on Total Compensation, the peer group was updated to add Booz Allen Hamilton, Inc., an international professional consulting firm.  Data for Booz Allen Hamilton was not publicly available  prior to its  initial public offering in the second half of 2010.  Booz Allen Hamilton, Inc. was considered to be an appropriate peer because its size and its business as a defense and civil contractor for the federal government were considered similar to our own.

Published Survey Sources – Towers Watson also considered multiple published surveys to assess compensation practices and trends, with particular focus on comparable market data based on the revenue size of participants and industry (professional services), where available.  The published survey sources included the 2010/11 Towers Watson Data Services Top Management Survey and the Mercer 2010 Executive Compensation Survey.

Standard and Poor’s 1500 ExecuComp Database – For additional general insight into and understanding of broad industry compensation practices and trends, Towers Watson also considered a subset of 32 companies selected from the Standard and Poor’s 1500 List of Companies with revenues ranging from $5.2 billion to $19.2 billion (median $9 billion) and market capitalizations ranging from $531 million to $36.9 billion (median $6.8 billion) in fiscal year 2010.

2011 Compensation Review Results

For the Named Executives, except Mr. Koffel (for whom a compensation review was undertaken later in the year in connection with the negotiations related to amendment of his employment contract),  Towers Watson compared the peer group market data and broader data regarding compensation practices and trends generally for each Named Executive’s position against his base salary, target total cash compensation (base salary plus bonus), long-term incentives and total direct compensation (base salary plus bonus and long-term incentives). The 2011 Towers Watson Report concluded that base salary and target total cash compensation, long-term incentives and total direct compensation for each Named Executive covered by the report, other than Mr. Zarges, generally fell between the 50th percentile and the 75th percentile relative to the market for that individual’s position as derived from all three data sources described above, consistent with the overall philosophy of the Compensation Committee noted above. The base salary and target total cash compensation for Mr. Zarges were above the 75th percentile, and his compensation is relatively higher as a result of the compensation and incentive arrangements in effect at Washington Group International before we acquired that company; these arrangements were carried forward to facilitate the post-acquisition integration.  However, when long-term incentive grant value awarded to Mr. Zarges in 2011 was included in total direct compensation, his resulting overall market position decreased to the 75th percentile.

The Compensation Committee uses these comparative market data and other materials to inform and shape the Committee’s decision-making, but does not strictly adhere to quantitative benchmarks. Ultimately, in determining the amounts of compensation to be awarded, the Compensation Committee relies on its collective business judgment and discretion.  During the review of the Total Compensation of the Named Executives, the Compensation Committee recognized that the Named Executives have a number of unique responsibilities and talents.  Therefore, when reviewing the compensation package of each Named Executive, the Compensation Committee also considered a number of other qualitative factors, including but not limited to the following:

•	the qualifications of the Named Executive;

•	the relative importance of the strategic and operational goals for which the Named Executive has responsibility;

•	whether the Named Executive’s responsibilities changed during the preceding 12 months or were expected to change going forward;

•	the past and present individual performance and contributions of the Named Executive with respect to his job functions and responsibilities, and his near- and longer-term contribution potential;

•	the anticipated level of difficulty of replacing that Named Executive with someone of comparable experience and skill;

•
the base salaries, target bonuses and equity grants made in prior years to the Named Executives, as indicators of the compensation trends applicable to the Named Executives and the nature of the current adjustments that may be appropriate relative to each Named Executive’s current job performance and potential;

•
with respect to equity grants, the current equity holdings of the Named Executive and the value of and total gain related to prior grants, with a particular focus on the value of unvested awards, as indicators of current and prospective retention incentives;

•	the potential of that Named Executive to assume increased responsibilities and roles of greater significance in connection with our succession planning; and

•	with respect to Named Executives other than the CEO, the recommendations of the CEO.

The resulting determinations made by the Compensation Committee with respect to each of the components of Total Compensation for our Named Executives are discussed in more detail below.

Base Salaries

Since 2008, in light of weak economic conditions, executive base salaries have been either frozen or, as for 2010, raised by modest amounts to acknowledge these officers’ meritorious past performance through a challenging period.  In 2011, as the economy began to show signs of recovery and in view of competitive market conditions, the CEO recommended and the Compensation Committee concurred that modest increases in the range of 2% to 4% of base salary for most of our Named Executives were appropriate.  The Committee also determined to increase the base salary of Mr. Hicks by almost 10% to reflect the significant increase in his responsibilities during the past year, as well as the effectiveness of his performance.   With regard to Mr. Zarges,  no increase was awarded given the evolution of his role at the Energy and Construction Division to Chairman, together with the higher relative market position of his existing compensation package. The Committee acknowledged that the results of the 2011 Towers Watson Report supported the indicated relative base salaries in comparison to the base salaries paid for comparable positions at the peer group companies.

Mr. Koffel’s base salary was considered later in connection with the extension of his retirement date and other amendments to his compensation arrangements in December 2011, as discussed further under “Compensation Arrangements With Martin M. Koffel” below.  Consistent with these recommendations, at its meeting in March 2011 the Compensation Committee authorized the following base salaries for the Named Executives:

FISCAL YEAR 2011 BASE SALARY

Name	Title	Fiscal Year 2010 Base Salary	Fiscal Year 2011 Base Salary
Martin M. Koffel	Chairman, Chief Executive Officer and President	$1,000,000	Unchanged*
H. Thomas Hicks	Vice President and Chief Financial Officer	$565,000	$620,000
Gary V. Jandegian	Vice President, President – Infrastructure & Environment	$615,000	$630,000
Randall A. Wotring	Vice President, President – Federal Services	$540,000	$560,000
Thomas H. Zarges**	Vice President, Chairman – Energy & Construction	$715,000	Unchanged

*     See “Compensation Arrangements With Martin M. Koffel.”
**   Mr. Zarges was appointed Chairman of the Energy & Construction Division in July 2011.

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Bonus Plan; Fiscal Year 2011 Target Bonuses and Performance Targets

All of our Named Executives participate, along with other executives and senior managers, in our annual performance-based cash Bonus Plan.  The Bonus Plan is primarily intended to (a) focus key employees on achieving specific short-term financial targets, (b) reinforce teamwork, (c) provide the potential for significant payouts if outstanding performance is achieved, and (d) enhance our ability to attract and retain highly talented and motivated individuals.

Under the Bonus Plan, each of our Named Executives and each other designated participating executive and senior manager is eligible to earn annual cash bonuses expressed as a percentage of his or her base salary (“Target Bonus”) upon achieving predefined financial performance targets (“Performance Targets”) established by the Compensation Committee at the beginning of our fiscal year.  The Target Bonus for each Named Executive is reviewed annually by the Compensation Committee for possible increase (but not decrease).  The primary factor considered when determining modifications to the Target Bonus levels for the Named Executives is the total cash compensation opportunity that the Target Bonuses, combined with the base salaries, will provide, as well as the relative market position of comparable opportunities for similar roles with similar impact on overall company or division results.  The Compensation Committee’s objective generally is to set the Target Bonuses at levels that will provide each Named Executive with the opportunity to earn bonuses and total cash compensation that approximates the 75th percentile of the total cash compensation opportunities provided to employees holding similar positions and responsibilities at companies in the comparable market data set.  The Compensation Committee also considers more qualitative factors, such as level of responsibility and potential future contribution, when setting the initial Target Bonus levels within that range for our Named Executives or subsequently increasing those levels.

The annual bonuses actually paid under the Bonus Plan for each year are then calculated arithmetically based on the extent to which the Performance Targets established for a Named Executive were achieved and the amount of the Target Bonus for that Named Executive.  If the actual results for the fiscal year equal the Performance Targets for a Named Executive, then that participant earns his or her Target Bonus for that year.  If the actual results exceed the Performance Targets, the Named Executive may earn a bonus greater than his or her Target Bonus up to a pre-established cap, and if results fall short of the Performance Targets, the Named Executive will receive a bonus less than his or her Target Bonus, or no bonus at all if the results fail to achieve pre-established minimums.  In addition, annual bonuses otherwise earned may be subject to reduction on a pro-rata basis with the bonus earned by other eligible participants, even down to zero, to the extent necessary to assure that company-wide and division performance targets are first met for the benefit of our stockholders after the bonuses are accrued.  As a result, the Named Executives and other eligible participants receive bonuses only if and to the extent that financial results in excess of the thresholds are achieved on a company-wide and divisional basis.  As discussed in more detail below, the Bonus Plan is strictly formulaic, and the Named Executives are not awarded bonuses under the Bonus Plan based on discretionary or qualitative factors.

In connection with its review of Total Compensation discussed above, the Compensation Committee also reviewed the Target Bonus levels of each Named Executive in effect at the beginning of 2011, as well as the Performance Metrics and Performance Targets.  With regard to the 2011 Target Bonus percentages, the Compensation Committee concluded that the Target Bonus levels of Messrs. Hicks, Jandegian, Wotring and Zarges continued to be appropriate at the 100% target level, as they generally reflected the appropriate market positioning for those opportunities.  The Committee also determined not to differentiate among Messrs. Hicks, Jandegian, Wotring and Zarges with respect to their Target Bonus levels given that their respective levels of executive responsibility and ability to contribute to our future success were considered comparable.  Mr. Koffel’s Total Compensation was renegotiated separately in 2011. See “Compensation Arrangements With Martin M. Koffel.”

In its consideration of Performance Metrics and Performance Targets for fiscal year 2011, the Compensation Committee took into account our business objectives and annual plan for the fiscal year and then derived Performance Targets from those objectives company-wide and for each Named Executive.  The specific quantitative Performance Targets under the 2011 Bonus Plan were initially developed by the CEO in conjunction with the establishment of our fiscal year 2011 financial budget, as approved by our Board.

The Compensation Committee agreed with the recommendations of the CEO, after considering additional input from Towers Watson, that our budgeted net income should be the performance metric that establishes a threshold for funding of the bonus plan pool for all Named Executives. This metric was selected because net income was the most direct driver within the scope of their responsibilities for increasing our stock price and, as a result, increasing stockholder value.

In addition, for the Named Executives responsible for managing our Infrastructure & Environment, Federal Services, and Energy & Construction Divisions (Messrs. Jandegian, Wotring and Zarges, respectively, and collectively the “Named Executive Divisional Officers”), the Compensation Committee agreed with the recommendations of the CEO, also after considering input from Towers Watson, that their Performance Metrics for 2011 should take into account, in addition to corporate net income, the operating profit contributions of their respective divisions.  This additional metric was regarded as appropriate for the Named Executive Divisional Officers because generating operating profit contribution for their respective divisions was viewed as the most direct driver within the scope of their responsibilities for contributing to our overall net income goals. The relative weights attributable to these metrics were 20% for the corporate net income metric and 80% for the divisional operating profit contribution metric. By focusing the attention of the Named Executives on these metrics and rewarding them for their achievements based on the extent to which the targeted objectives were achieved, the Named Executives would be motivated to focus on driving those results, within the scope of their respective responsibilities, that we believe contribute the most to our overall goal of achieving our net income objective for the benefit of our stockholders.  Overriding these individual Performance Metrics was the requirement that the company-wide net income and divisional operating profit contribution thresholds, after accruing for bonuses, had to be achieved for the benefit of our stockholders before any bonuses were payable.  This design feature is intended to shift the risks of falling short of these Performance Targets onto the bonus pools otherwise available for distribution under the Bonus Plan, effectively functioning as a cushion for stockholders to increase the likelihood that at least the net income and respective operating profit contribution targets would be achieved for the year.

The following table summarizes the Performance Targets, the weighting of those Targets for each Named Executive, and the Target Bonuses for each Named Executive under the 2011 Bonus Plan as approved by the Compensation Committee, based on our fiscal year 2011 financial budget approved by the Board, at its March 1, 2011 meeting:

2011 BONUS PLAN

Name	Title	2011 Bonus Plan – Performance Target and Weighting	2011 Target Bonus as Percent of 2011 Base Salary
Martin M. Koffel	Chairman, Chief Executive Officer and President	• Corporate Net Income of $280 million (after bonus accrual) = 100%	125%
H. Thomas Hicks	Vice President and Chief Financial Officer	• Corporate Net Income of $280 million (after bonus accrual) = 100%	100%
Gary V. Jandegian	Vice President, President – Infrastructure & Environment	• Corporate Net Income of $280 million (after bonus accrual) = 20% • Infrastructure & Environment Operating Profit Contribution of $278 million (after bonus accrual) = 80%	100%
Randall A. Wotring	Vice President, President – Federal Services	• Corporate Net Income of $280 million (after bonus accrual) = 20% • Federal Services Operating Profit Contribution of $190 million (after bonus accrual) = 80%	100%
Thomas H. Zarges	Vice President, Chairman – Energy & Construction	• Corporate Net Income of $280 million (after bonus accrual) = 20% • Energy & Construction Operating Profit Contribution of $180 million (after bonus accrual) = 80%	100%

*     See “Compensation Arrangements With Martin M. Koffel.”

Under the 2011 Bonus Plan, if the Performance Targets were met, then each Named Executive’s actual bonus would equal his Target Bonus.  For each Named Executive (except Mr. Zarges), if the Performance Targets were exceeded, then actual bonuses would exceed the Target Bonus, up to a maximum of 200% of the Target Bonus if actual performance equaled or exceeded 115% of the Performance Target.  Conversely, if the Performance Targets were not met, then actual bonuses would be determined as a declining percentage of Target Bonuses, depending on the extent of the shortfall, down to zero if actual performance were at or below 85% of the Performance Target.  Actual performance results between 85% and 115% of the Performance Targets would generally be calculated based on a pro rata, straight line interpolation between a zero bonus and 200% of the Target Bonus.  In addition, as described above, all individual bonuses otherwise earned were subject to overriding pro rata reductions, down to zero, to the extent necessary to meet the budgeted net income and operating profit contribution minimums after accrual for bonuses.  The following table summarizes the basic performance ramps for the Named Executives, except for Mr. Zarges.

2011 BONUS PLAN – CORPORATE, INFRASTRUCTURE & ENVIRONMENT, FEDERAL SERVICES*

Percentage Achievement of Performance Target	Eligible Percentage of Target Bonus
115% of Performance Target	200% of Target Bonus
100% of Performance Target	100% of Target Bonus
85% or less of Performance Target	0% of Target Bonus

*     Subject to pro-rata reduction to achieve company-wide and divisional performance minimums.

For 2011, as in previous years, the performance ramp for Mr. Zarges differed from the performance ramp for the other Named Executives due to the greater variability of the Energy & Construction Division and its exposure to larger projects and variable project fees.  Under this structure, Mr. Zarges’ maximum bonus potential, if targets were exceeded, was lower than the maximum bonus potential for the other Named Executives and the threshold performance level required for receipt of any bonus also was lower.  More specifically, if the Performance Targets were exceeded, then Mr. Zarges’ bonus would be earned in excess of the Target Bonus, up to a maximum of 150% of the Target Bonus if actual performance equaled or exceeded 115% of the Performance Target.  Actual performance results between 100% and 115% of the Performance Targets would be calculated based on a straight line interpolation between 100% and 150% of the Target Bonus.  Conversely, if the Performance Targets were not met, then his actual bonus would be determined as a declining percentage of his Target Bonus, depending on the extent of the shortfall, down to 50% of his Target Bonus if actual performance just equaled 85% of the Performance Target and to zero if actual performance equaled 70% or less of the Performance Target, subject to overriding pro rata reductions, down to zero, to the extent necessary to meet the budgeted net income and operating profit contribution minimums after accrual for bonuses.

2011 BONUS PLAN – ENERGY & CONSTRUCTION*

Percentage Achievement of Performance Target	Eligible Percentage of Target Bonus
115% of Performance Target	150% of Target Bonus
100% of Performance Target	100% of Target Bonus
85% of Performance Target	50% of Target Bonus
70% or less of Performance Target	0% of Target Bonus

*   Subject to pro-rata reduction to achieve company-wide and divisional performance minimums.

The Bonus Plan also allocates to the Compensation Committee the authority and responsibility to adjust, solely for purposes of determining the extent to which performance targets were satisfied (and only to the extent permitted by Section 162(m) of the IRC), the financial results actually reported by us under GAAP to take into account the objectively determinable impact of material unexpected events that were not included in the annual budget and were outside the control of the individual Named Executives (such as the impact of changes in accounting principles or tax laws, capital restructurings, major transactions and other extraordinary, unusual or nonrecurring items).

On March 1, 2012, after we had reported our financial results for fiscal year 2011, the Compensation Committee assessed for each Named Executive the level of achievement of each applicable 2011 Performance Target and the corresponding bonus that had been earned under the 2011 Bonus Plan.  We reported a net loss for fiscal year 2011 of $465.8 million on a GAAP basis, which did not reach the minimum net income threshold of $280 million.  However, pursuant to its authority and responsibilities under the Bonus Plan to adjust the GAAP financial results solely for the purpose of determining the extent to which the Bonus Plan Performance Targets were satisfied, the Compensation Committee approved adjustments to the actual company-wide net income as calculated under GAAP to reflect the effects of unbudgeted items that occurred in fiscal year 2011, including the following, all net of applicable taxes:

•	goodwill impairment charge (+$732.2 million);
•	acquisition expenses and overseas restructuring charges (+$6.1 million);
•	budgeted targets for businesses divested or terminated in connection with the overseas restructuring (+$5.9 million);
•	unbudgeted legal settlements and pension adjustments (+$9.7 million); and
•	charges from extinguishment of debt in connection with the refinancing of our senior credit facility (+$1.7 million).

These adjustments reflected either accounting charges that had no effect on our business operations, cash balances or operating cash flows or items that were outside the control of the Named Executives, and which, accordingly, did not reflect their actual performance.  These adjustments had a net after-tax effect of increasing our Corporate net income for purposes of the Bonus Plan to $289.8 million, compared to the reported GAAP loss of $465.8 million.  The adjustments described above were also applied to the various divisions as appropriate. As applied, these adjustments had the net effect of increasing the divisional operating profit contributions for purposes of the Bonus Plan as follows:

Division	Pre-adjustment profit contribution (before bonus accrual)	Post-adjustment profit contribution (before bonus accrual)	Post-adjustment profit contribution (after bonus accrual)
Infrastructure & Environment	$268.3 million	$293.2 million	$278 million
Federal Services	$(117.5) million	$230.8 million	$218.8 million
Energy & Construction	$(270.4) million	$207.1 million	$189.3 million

Based on these adjusted numbers, the Compensation Committee concluded that the following Named Executives had earned incentive bonuses under the Bonus Plan as follows:

•
Messrs. Koffel and Hicks each earned bonuses equal to 108% of their Target Bonuses determined as follows: after accrual for bonuses as required under the Plan, adjusted Corporate net income of $289.8 million exceeded the $280 million net income Performance Target by $9.8 million, which amounted to 23% of the upside ramp between 100% and 115% of the Performance Target.  This calculation would have entitled Messrs. Koffel and Hicks, as well as other participants whose bonuses were measured by the net income Performance Target, to bonuses equal to 123% of their Target Bonuses.  However, the Compensation Committee then exercised its negative discretion under the Bonus Plan to reduce the results to 108% of the Target Bonus, a reduction of 15%, to reflect its views that the lower percentage resulted in appropriate bonus levels in light of the reported GAAP results and the nature of the unbudgeted items that resulted in the adjustments to the reported GAAP results for purposes of the Bonus Plan.

•
Mr. Jandegian had earned a bonus equal to approximately 101% of his Target Bonus determined as follows: the Infrastructure & Environmental Division’s adjusted operating profit contribution of $278.2 million, after accrual for bonuses as required under the Plan, was substantially equivalent to the $278 million Performance Target.  This 100% achievement of the Performance Target for the 80% of Mr. Jandegian’s bonus weighted to this division operating profit Performance Metric, together with the 8% of his upside ramp (100% to 200% of Target Bonus) for the 20% of his bonus weighted to achievement of the adjusted company-wide net income Performance Target (determined as described above), resulted in an actual bonus of 101% of Mr. Jandegian’s Target Bonus.

•
Mr. Wotring had earned a bonus equal to approximately 182% of his Target Bonus determined as follows:  the Federal Service Division’s adjusted operating profit contribution of $218.8 million, after accrual for bonuses as required under the Bonus Plan, exceeded the $190 million Performance Target by $28.8 million, which in turn exceeded the full upside ramp between 100% and 115% of the Performance Target.  Earning the maximum upside ramp (100% to 200% of Target Bonus) of the Performance Target for the 80% of Mr. Wotring’s bonus weighted to this division operating profit Performance Metric, together with the 8% of his upside ramp for the 20% of his bonus weighted to achievement of the company-wide adjusted net income Performance Target (determined as described above), resulted in an actual bonus of 182% of Mr. Wotring’s Target Bonus.

•
Mr. Zarges had earned a bonus equal to approximately 115% of his Target Bonus determined as follows: the Energy & Construction Division’s adjusted operating profit contribution of $189.3 million, after accrual for bonuses as required under the Bonus Plan, exceeded the $180 million Performance Target by $9.3 million, which amounted to 34% of the upside ramp between 100% and 115% of the Performance Target.  Earning 34% of the upside ramp of the Performance Target for the 80% of Mr. Zarges’ bonus weighted to this division operating profit Performance Metric, together with the 8% of his upside ramp for the 20% of his bonus weighted to achievement of the company-wide adjusted net income Performance Target (determined as described above), earned Mr. Zarges an aggregate of

30% of his upside ramp (100% to 150% of Target Bonus), which resulted in an actual bonus of 115% of Mr. Zarges’ Target Bonus.

Fiscal Year 2011 Long-Term Equity Incentives

Our long-term equity incentive program, currently implemented through our 2008 Incentive Plan, is designed to provide long-term retention incentives for the Named Executives and other participants in the Plan, and also to create an alignment between the interests of Plan participants and those of our stockholders because appreciation in the stock price of our shares will benefit both our stockholders and the participants in the 2008 Incentive Plan.  Under the 2008 Incentive Plan, the Compensation Committee may issue long-term equity incentive awards that require, as a condition to vesting, the attainment of one or more Performance Targets specified by the Committee from the list of possible financial and operational Performance Metrics specified in the Plan.

The Compensation Committee considers at least annually whether to approve specific long-term equity awards to our Section 16 Officers based on the recommendations of the CEO (except with respect to his own awards).  When determining awards, the Compensation Committee considers factors such as the individual’s position with us, his or her prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key employees at companies that compete with us for executive and managerial talent.  The Compensation Committee also considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent.  The 2008 Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.

In May 2011, the Compensation Committee determined that the restricted stock awards would remain the primary form of equity compensation to be awarded to each Named Executive (other than the CEO) under the 2008 Incentive Plan.  Fifty percent of the shares underlying each award again would have only a time-based vesting condition, with incremental vesting occurring on May 1, 2012, 2013, 2014 and 2015, while the remaining 50% of the shares would have both a time-based vesting condition over the same four-year period, as well as a performance-based vesting condition. With regard to the performance-based shares, 25% of those shares would vest on each of the applicable vesting dates, provided that, in each case, the Named Executive was still employed by us and the Compensation Committee had determined that we met our net income performance target for the fiscal year preceding such vesting date.  Accordingly, if we failed to meet our performance target for the preceding fiscal year, then that portion of the shares underlying the awards would be canceled and would not vest.

In considering the appropriate performance metric for equity awards for 2011, the Compensation Committee, with the assistance of senior management, again concluded that, for the reasons discussed above in connection with the establishment of the annual Performance Targets for the Bonus Plan, achievement of our annual budgeted corporate net income target, as approved by our Board at the beginning of each fiscal year, should be the applicable performance metric for all of the Named Executives.

In determining the appropriate size of the restricted stock awards to be made to each of the Named Executives (other than the CEO), the Compensation Committee asked Towers Watson to develop competitive grant ranges for long-term incentive awards utilizing the comparative market data presented in the 2011 Towers Watson Report.  Competitive grant ranges for the Named Executives were developed around estimated midpoints between the 50th and 75th percentiles of the market for comparison purposes.  With these ranges in hand, the Compensation Committee, with the assistance of senior management, then considered the aggregate projected accounting cost of the indicated equity grants to the Named Executives.  The Compensation Committee also considered each Named Executive’s total gain on all equity awards previously granted and the existing equity ownership of each Named Executive, with particular attention paid to the value of unvested awards in light of their retention value.  In addition, the Committee took into account the performance by each of the Named Executives, the extent of their potential for longer-term contributions to our future success and, for Mr. Zarges, our interest in his continued retention.

Based on this analysis, and on the recommendation of the CEO, the Compensation Committee approved the award of shares of restricted stock to the Named Executives (other than Mr. Koffel) as reflected in the following table.  The Compensation Committee determined not to grant any equity to Mr. Koffel in May 2011 in light of the award to him of 300,000 shares of restricted stock in 2008 as well as the ongoing employment negotiations with Mr. Koffel, which related in part to future equity grants, as further discussed under “Compensation Arrangements With Martin M. Koffel.”  (As required under SEC rules and ASC Topic 718, a portion of the award approved in 2008 is shown in the “Summary Compensation” table and the “Grants of Plan-Based Awards In Fiscal Year 2011” table as having been granted, for financial reporting purposes, in 2009, 2010 and 2011.)

2011 EQUITY AWARDS

Name	Title	Restricted Shares Awarded
Martin M. Koffel	Chairman, Chief Executive Officer and President	—*
H. Thomas Hicks	Vice President and Chief Financial Officer	20,000
Gary V. Jandegian	Vice President, President – Infrastructure & Environment	20,000
Randall A. Wotring	Vice President, President – Federal Services	20,000
Thomas H. Zarges	Vice President, Chairman – Energy & Construction	18,000

*     See “Compensation Arrangements With Martin M. Koffel.”

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Compensation Arrangements With Martin M. Koffel

Under the terms of Mr. Koffel’s employment agreement with us as in effect at the beginning of 2011, Mr. Koffel was scheduled to retire on June 1, 2012.  Based on the expressed desire of the Board to induce Mr. Koffel to extend his retirement date for a number of years, and Mr. Koffel’s indication that he might be amenable to such an extension, the Compensation Committee initiated negotiations with Mr. Koffel in 2011 regarding the terms on which he would be willing to extend his retirement date.

In connection with the negotiations, the Compensation Committee engaged Towers Watson to prepare a comprehensive report summarizing and analyzing the then-existing and proposed compensation arrangements with Mr. Koffel. For this purpose, Towers Watson analyzed information collected from the same three sources as the 2011 Towers Watson Report discussed above, including using the same peer group and compared the compensation packages paid to the chief executive officers reflected in that market data.  The report generally concluded that Mr. Koffel’s annual base compensation, total cash compensation and total direct compensation (including the annualized value of equity grants) would approximate the market median relative to the comparative market data when the proposed equity grants are annualized over the two-year extension term under discussion.

In addition, the Compensation Committee reviewed at various times tally sheets showing Mr. Koffel’s current and proposed compensation, which included data regarding salary, bonus, long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to Mr. Koffel and the cost to us of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the non-qualified deferred compensation program, and the actual projected payout obligations under the SERP and under several potential severance and change-in-control scenarios.

When considering the extension of Mr. Koffel’s retirement date and compensation arrangements, the Compensation Committee did not rely solely on the quantitative data presented in the Towers Watson report and the tally sheets, but also considered numerous qualitative factors, including that his experience and proven leadership skills remain critically important as we continue to execute our operational and growth strategies and integrate our recent acquisitions.  In addition, Mr. Koffel’s knowledge, perspective and executive mentoring abilities were deemed essential to the Board’s ongoing executive succession planning efforts, which contemplate the identification of Mr. Koffel’s successor as Chief Executive Officer.

Based on the Compensation Committee’s analysis and balancing of the above quantitative and qualitative factors, the Board concluded that extending Mr. Koffel’s retirement date to June 1, 2014 and continuing his employment agreement per the following amended terms during this period were in our best interests and the best interests of our stockholders.   Accordingly, on December 13, 2011, an amended employment agreement (the “Amendment”) and the related restricted stock grant to Mr. Koffel were approved by the  Board of Directors, on the recommendation of the Compensation Committee, the material terms of which are as follows:

•	Modified Annual Cash Compensation Arrangements. In connection with the extension of Mr. Koffel’s retirement date and as an incentive for his continued performance, commencing with the first day of fiscal 2012, Mr. Koffel’s annual base salary was increased from $1 million to $1.1 million, and his target annual cash performance bonus (payable upon achievement of predefined financial performance targets established by the Compensation Committee at the beginning of the fiscal year) was increased from 125% to 150% of his annual base salary.

•
New Equity Grant.  As of April 1, 2012, none of Mr. Koffel’s previous equity awards would be subject to further vesting.  To provide further retention and performance incentives, Mr. Koffel was granted a restricted stock award of 200,000 shares of URS common stock under our 2008 Equity Incentive Plan on January 2, 2012.  These restricted shares will vest as follows:

o
On each of May 1, 2013 and May 1, 2014, 50,000 shares of restricted stock will vest, provided in each case that Mr. Koffel’s continuous service has not terminated prior to the vesting date.  Vesting of any of these shares that remain unvested will accelerate, and the shares will vest in full, in the event of Mr. Koffel’s retirement, his death or disability, his termination by us without cause before June 1, 2014, or his resignation for good reason  or termination by us without cause within two years following a change in control (as such events are described in the Amendment).

o
On each of May 1, 2013 and May 1, 2014, 50,000 shares of restricted stock will vest, provided in each case that Mr. Koffel’s continuous service has not terminated prior to the vesting date and we have met our net income goal for the preceding fiscal year, as established by the Compensation Committee during the first quarter of that fiscal year, and as confirmed by the Compensation Committee after the audited financial results for the fiscal year have been prepared.    Vesting of any of these shares that remain unvested (and have not been canceled due to failure to achieve the net income goal for the preceding fiscal year) will accelerate, and the shares will vest in full, in the event of Mr. Koffel’s termination by us without cause or his resignation for good reason within two years following a change in control, or his death or disability.  However, no accelerated vesting of these shares will occur in the event of Mr. Koffel’s retirement, or his termination by us without cause in the absence of a change in control.

•
Elimination of Tax Gross-ups. Consistent with the Compensation Committee’s policy, the Amendment eliminated prior provisions for tax gross-ups in connection with payment of all income and employment taxes on disability and life insurance reimbursement payments and for excise taxes on payments and benefits deemed to be “parachute payments” under the IRC.  The Amendment also provides that, in the event that any excise tax would otherwise be payable by Mr. Koffel on any “parachute payments,” then the amount of those parachute payments to Mr. Koffel may instead be reduced to eliminate or minimize any required excise tax payment in the manner specified, a provision known as a “best after tax provision.”

•	Imposition of “Double Trigger” in Connection with Change-in-Control Severance Benefits. Consistent with the Compensation Committee’s policy, the Amendment imposed additional conditions on Mr. Koffel’s eligibility to receive change-in-control severance benefits.  Prior to the Amendment, Mr. Koffel was eligible to receive specified severance benefits upon the occurrence of a “single trigger” event, that is, in the event of his departure for any reason within two years following a change in control.  The Amendment provides that these change-in-control severance benefits will now become payable to Mr. Koffel only in the event that within two years following a change in control he resigns for “good reason” (as defined in the Amendment) or his employment is terminated by us without “cause,” in each case as defined in the Amended Agreement.

•
Modified Severance Arrangements.  As consideration for the elimination of Mr. Koffel’s tax gross-up benefits and the imposition of the “double trigger” requirement for change-in-control severance benefits, the Amendment increased from $5 million to $6.75 million the cash amount payable to Mr. Koffel upon his retirement, resignation, death, disability or termination without cause (not in connection with a change in control).

Consideration of Say-on-Pay Vote

In May 2011, we solicited our first advisory stockholder vote on the compensation of our Named Executives, as disclosed in our proxy statement for the 2011 Annual Meeting.  At that meeting, the stockholders approved the compensation of our Named Executives with 84% voting in favor and 9% voting against (with less than 1% abstaining).  The Compensation Committee evaluated the results of the vote when determining executive compensation for 2012.  In considering this vote and any change that should be made as a result, the Compensation Committee viewed the substantial majority vote in favor of the proposal as affirming the stockholders’ support of our executive compensation program and the Committee’s approach to executive compensation and concluded that it would not make any significant changes to the program or the Committee’s approach in 2012.  The Compensation Committee will continue to consider the outcome of future say-on-pay votes when making decisions regarding executive compensation in the future.

Tax Gross-Up Payments

The Compensation Committee’s policy related to tax gross-ups in connection with our compensation practices is as follows:

•
We will not enter into any future employment or similar compensatory agreements that obligate us to provide tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any severance payments provided to Section 16 Officers are considered “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

•	We will not provide future tax gross-up payments in connection with perquisites provided to the Named Executives.

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Severance and Change-in-Control Provisions

We have entered into employment agreements with each of our Named Executives that contain severance and change-in-control provisions, the terms of which are described below in the section entitled “Potential Payments Upon Termination or Change in Control.”  We believe severance is appropriate under certain termination scenarios in order to allow us to provide Total Compensation packages that are competitive.  In addition, during a potential change in control, we do not want our executives to leave to pursue other employment opportunities due to concerns about their job security or to be distracted by those concerns and consequently less effective in performing their jobs.  We believe that including severance benefits in employment agreements, or stand-alone change-in-control agreements that provide for severance benefits in the event that an executive’s employment is terminated as a result of a change in control, is an effective way to enable the Named Executives and selected other Section 16 Officers and others to focus on the best interests of our stockholders in those circumstances.  Except for long-term equity incentives (which vest immediately upon a change in control), agreements with the Named Executives require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.

Perquisites and Other Employee Benefits

We generally take a conservative approach to perquisites and provide few perquisites to our Named Executives, all of which are intended to minimize distractions, improve job efficiency and allow the Named Executives to concentrate on our business.  An item is not considered to be a perquisite if it is integrally and directly related to the performance of the executive’s duties.  We generally do not provide personal lifestyle perquisites, such as golf club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites.  The perquisites awarded to Named Executives have been quantified in the “Summary Compensation” table and are identified in the footnotes to the table.

Mr. Koffel generally receives the same benefits provided to all our Named Executives.  However, due to specific physical incidents and threats relating to the personal security of Mr. Koffel and his family, attributable, we believe, to the nature of some of our business activities or those of some of our clients, which draw hostile attention and sometimes violent protests from various extreme groups, the Board for many years has required Mr. Koffel to maintain personal security at our expense.  The nature and extent  of these security services are based on the recommendation of an independent third-party consulting firm, and consist primarily of the services of highly trained and skilled security professionals provided by an outside vendor.  The security services are reviewed periodically with our Compensation Committee to ensure that they provide appropriate levels of safety, security and accessibility for Mr. Koffel and safety and security for his family where appropriate.  We believe that these security services are a necessary business-related expense and are not provided to Mr. Koffel with compensatory benefit or intent; however, interpretations by the staff of the SEC require that the incremental cost of these services provided for the protection of Mr. Koffel and his family outside of our offices and normal business hours be disclosed as perquisites and reflected as part of his compensation.  In 2011, the aggregate reportable cost of these security services was $702,706, which was a reduction of $33,294, or 5%, compared to 2010.  Based on informal surveys, we believe that many of our peers provide similar services to senior executives through personnel on their own payrolls rather than from outside vendors and so do not account for or disclose those costs as perquisites.  However, we believe that our approach is preferable because it is more transparent to stockholders, more appropriate from an accounting perspective and more consistent with SEC guidance.

All of our Named Executives are eligible to receive standard benefits such as medical, dental, vision, disability and life insurance and participation in our 401(k) plan.  Mr. Koffel’s employment agreement requires us to provide Mr. Koffel with supplemental life and disability insurance benefits.  In addition, Mr. Koffel and his dependents are entitled, during the 18-month period beginning on the date of termination of his employment, to continue, at our expense, to participate in our life, disability and health insurance programs.  Following such 18-month period, Mr. Koffel and his dependents will be entitled to continue to participate in our health insurance programs at our active group rates, but at Mr. Koffel’s expense.  This benefit will be extended to Mr. Koffel’s wife during her lifetime following Mr. Koffel’s death.  Mr. Koffel also continues to benefit from a Supplemental Executive Retirement Agreement (the “SERP”) originally entered into in 1999, as amended. (See “Pension and Retirement Benefits” below. ) Mr. Zarges is provided access to financial planning assistance and an annual executive physical examination.  Mr. Zarges is also provided with supplemental life and disability insurance benefits that were provided to him by the former Washington Group and have continued to be provided in an effort to keep his benefits similar to those he had prior to the acquisition.

Tax Considerations

Section 162(m) precludes the deduction by a publicly held corporation of compensation paid to certain employees in excess of $1,000,000, with an exception for performance-based compensation if:

•	it is payable solely on account of the attainment of pre-established, objective performance goals;

•	the performance goals are established by a compensation committee comprised solely of two or more “outside directors”;

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by stockholders before payment; and

•	the Compensation Committee certifies that the performance goals have been satisfied before payment.

Our primary objective in designing and administering our compensation policies and programs is to competitively compensate our senior executives and other employees, to incentivize them to achieve our operating and strategic goals and, in so doing, to enhance long-term stockholder value.  Where possible and appropriate, the Compensation Committee seeks to structure our programs so that the compensation paid will be tax deductible to us.  Specifically, annual bonuses paid under our Bonus Plan, and a substantial portion of stock awards that are subject to performance-based vesting conditions are intended and administered to qualify as performance-based compensation under Section 162(m).  However, to maintain flexibility for compensating our executives and other employees in a manner consistent with our overall goals and compensation philosophy, the Compensation Committee has not adopted a policy requiring all compensation to be tax deductible.

Relationship Between Compensation Policies, Practices and Risks

In 2012, our Compensation Committee reviewed, with assistance from its compensation consultant, Towers Watson, our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In 2010, our Compensation Committee commissioned from Towers Watson a Risk Assessment Report related to our compensation programs and policies.  To assist the Committee in its evaluation for 2012, Towers Watson discussed with the Committee any updates to the information underlying the 2010 assessment and the potential implications of those updates on our risk profile (as Towers Watson had done in 2011).  Based on the 2012 update, our Compensation Committee considered, among other things, the structure, philosophy, design characteristics and Performance Metrics of our primary incentive compensation plans and programs, including those operating at the division level, in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives.  Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Stock Ownership Guidelines

In March 2011, we adopted the Amended and Restated Stock Ownership Guidelines for our executive officers, including the Named Executives.  The purpose of the Guidelines, as applied to our executive officers, is to encourage our executive officers to voluntarily maintain a reasonable level of personal share ownership to demonstrate their personal commitment to our long-term success and to continue to align their own interests with the interests of our stockholders, consistent with our commitment to sound corporate governance.  The Guidelines are determined as a multiple of each executive’s annual base salary, and then converted to a fixed number of shares of our common stock based on the closing stock price as of the date of determination.  The respective multiples are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	5 times
Chief Financial Officer, General Counsel and Divisional Presidents	3 times
Other Executive Officers	2 times

Our executive officers are encouraged to hold at least the number of shares of our common stock that satisfy the Guidelines as of the first day of each of our fiscal years.  When individuals first become executive officers, or are promoted to positions with a higher base salary multiple under the Guidelines, then those executive officers are encouraged to satisfy the Guidelines, or the higher multiple under the Guidelines, within five years of the date of their promotion.  Shares that count toward satisfaction of these Guidelines include the following: shares owned outright by the executive officer or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive officer or his or her immediate family members; restricted stock granted under our equity incentive plans; shares acquired upon stock option exercise; and shares purchased in the open market.

The following table sets forth the number of shares and value of our common stock, within the meaning of the Guidelines, held by each Named Executive as of April 2, 2012, and the multiple that such shares represent of the Named Executive’s 2012 base salary.  This table indicates that, as of April 2, 2012, each of our Named Executives satisfied our Guidelines.

Named Executive	Share Ownership (1)	Share Ownership Value (1)	2012 Base Salary	Equity Ownership Value as of Multiple of Fiscal Year 2012 Base Salary
Martin M. Koffel	572,710	$24,380,265	$1,100,000	22.2
H. Thomas Hicks	103,702	$4,414,594	$657,000	6.7
Gary V. Jandegian	132,405	$5,636,481	$668,000	8.4
Randall A. Wotring	140,765	$5,992,366	$594,000	10.1
Thomas H. Zarges	53,092	$2,260,126	$715,000	3.2

(1)           Based on an April 2, 2012 share ownership date and a closing share price of $42.57.

Our equity incentive programs are discussed in further detail in “Compensation Discussion And Analysis,” and the equity awards of each Named Executive are set forth under the heading “Executive Compensation — Summary Of Compensation – Outstanding Equity Awards As Of The End Of Fiscal Year 2011”

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SUMMARY OF COMPENSATION

The following table sets forth information for fiscal years 2011, 2010 and 2009 regarding compensation awarded or paid to or earned by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, the “Named Executives”) at December 30, 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (4)	Total ($)
Martin M. Koffel; Chairman of the Board; Chief Executive Officer; President	2011	$1,000,002	—		$2,263,500	—	$1,348,752	$987,674	(5)	$799,212	$6,399,140
	2010	$1,000,002	—		$2,470,000	—	$1,862,503	$547,808		$823,161	$6,703,474
	2009	$1,000,002	—		$2,033,500	—	$2,500,004	—		$1,043,393	$6,576,899
H. Thomas Hicks; Chief Financial Officer; Vice President	2011	$606,258	—		$888,383	—	$654,152	—		$25,400	$2,174,193
	2010	$561,262	—		$938,135	—	$836,280	—		$21,975	$2,357,652
	2009	$550,014	—		$897,227	—	$1,100,029	—		$21,045	$2,568,315
Gary V. Jandegian; Vice President; President, Infrastructure & Environment	2011	$626,262	—		$888,383	—	$633,486	—		$13,001	$2,161,132
	2010	$611,265	—		$938,135	—	$176,886	—		$13,098	$1,739,384
	2009	$600,018	—		$927,729	—	$582,017	—		$11,758	$2,121,522
Randall A. Wotring; Vice President; President, Federal Services	2011	$555,017	—		$873,127	—	$1,007,911	$77,409	(5)	$25,230	$2,538,694
	2010	$536,260	—		$890,563	—	$895,555	$86,870		$25,333	$2,434,581
	2009	$525,013	—		$873,353	—	$754,969	$58,395		$25,619	$2,237,349
Thomas H. Zarges; Vice President; Chairman, Energy & Construction	2011	$715,000	—		$835,308	—	$819,468	$14,558	(7)	$106,778	$2,491,112
	2010	$711,250	—		$814,635	—	$542,219	$19,072		$131,120	$2,218,296
	2009	$700,000	$2,400,000	(6)	$854,523	—	$961,568	$21,892		$285,857	$5,223,840

(1)
Represents the aggregate grant date fair value of restricted stock awarded.  The grant date of an award is determined in accordance with FASB ASC Topic 718.  Performance-based awards are accounted for as if they were fully vested.  See the “Grants of Plan-Based Awards In Fiscal Year 2011” table for further information regarding the fair value of restricted stock awards granted in 2011.

(2)	No stock options were granted in fiscal years 2011, 2010 or 2009.

(3)
Reflects cash awards to the Named Executives under our fiscal years 2011, 2010 and 2009 Bonus Plans as discussed in further detail under the heading, “Executive Compensation—Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2011 Target Bonuses and Performance Targets.”

(4)
The following table reflects the incremental costs of perquisites and other benefits for fiscal year 2011 included in the All Other Compensation column in the “Summary Compensation” table for Messrs. Koffel, Hicks, Jandegian, Wotring and Zarges.

.

ALL OTHER COMPENSATION TABLE

Name of Executive	Year	Auto, Parking & Misc. Expenses	Security and Personal Protection (a)	Company-Paid Life and Disability Insurance Premiums		Legal Expenses & Financial Planning	Company Contributions to 401(k) Defined Contribution Plan	Company Contributions to Restoration Plan (b)	Total ($)
Martin M. Koffel	2011	$26,400	$702,706	$58,120	(c)	$7,086	$4,900	-	$799,212
H. Thomas Hicks	2011	$19,128	-	$1,372	(d)	-	$4,900	-	$25,400
Gary V. Jandegian	2011	$6,701	-	$1,400	(d)	-	$4,900	-	$13,001
Randall A. Wotring	2011	$15,577	-	$1,568	(d)	-	$8,085	-	$25,230
Thomas H. Zarges	2011	-	-	$14,200	(e)	$17,145	$14,700	$60,733	$106,778

(a)
For Mr. Koffel, this amount  represents the expense needed to maintain personal security services to ensure the safety, security and accessibility of Mr. Koffel and the safety and security of his family where appropriate, as required by the Board in light of business-related security incidents and threats.  See “Perquisites and Other Employee Benefits” above.

(b)
The Restoration Plan allowed Mr. Zarges to receive matching contributions (from the former Washington Group) that he would not have been eligible to receive under our defined contribution plan because of IRC limits on the type and amount of compensation that are considered for purposes of the match.  We credited to the Restoration Plan account any amounts that would otherwise have been contributed to our defined contribution plan matching account if matching contributions were not limited under that plan.  Restoration Plan accounts are 100% vested and are payable following the participant’s termination of employment.  Restoration Plan accounts are part of our general assets and are not secured.

(c)	Consists of life and disability insurance premiums. Tax gross-up payments on perquisites for Mr. Koffel were terminated in April 2009.

(d)	Amount paid for group term life and disability insurance premiums.

(e)	Consists of group term life, long-term and supplemental disability insurance premiums. Tax gross-up payments on perquisites for Mr. Zarges were terminated in April 2009.

(5)
Represents the aggregate annual change in the actuarial present pension value of the accumulated benefit for Messrs. Koffel and Wotring for fiscal year 2011 as discussed in further detail under the “Pension Benefits In Fiscal Year 2011” table.

(6)
The Zarges Employment Agreement included a one-time retention bonus paid out in January 2009.  This agreement was entered into in 2008 in connection with his promotion to President of the Energy & Construction business, following the resignation of the former executive who previously held Mr. Zarges’ position and to encourage him to continue his employment in light of the special skills and knowledge Mr. Zarges brought to the position.

(7)
The amounts reflected are above-market earnings on non-qualified deferred compensation and were calculated as the difference between the Moody’s rate of 5.05% compared to 120% of the Applicable Federal Rate of 3.72%, or 4.46%.

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The following table sets forth information regarding non-equity and equity awards granted to the Named Executives in fiscal year 2011.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011

Name	Approval Date (1)	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards Target (#) (3)	All Other Stock Awards: Number of Shares of Stock (#) (4)	Grant Date Fair Value of Stock Awards (5)
			Threshold ($)		Target ($)	Maximum ($)
Martin M. Koffel	3/30/2011		$8,334	(6)	$1,250,000	$2,500,000	—	—	—
	12/10/2008	3/30/2011	—		—	—	50,000	—	$2,263,500
H. Thomas Hicks	3/30/2011		$4,133	(6)	$620,000	$1,240,000	—	—	—
	5/25/2011	5/25/2011	—		—	—	—	10,000	$424,600
	3/26/2008	3/30/2011	—		—	—	2,700	—	$122,229
	5/21/2009	3/30/2011	—		—	—	2,700	—	$122,229
	5/26/2010	3/30/2011	—		—	—	2,500	—	$113,175
	5/25/2011	5/25/2011	—		—	—	2,500	—	$106,150
Gary V. Jandegian	3/30/2011		$4,200	(6)	$630,000	$1,260,000	—	—	—
	5/25/2011	5/25/2011	—		—	—	—	10,000	$424,600
	3/26/2008	3/30/2011	—		—	—	2,700	—	$122,229
	5/21/2009	3/30/2011	—		—	—	2,700	—	$122,229
	5/26/2010	3/30/2011	—		—	—	2,500	—	$113,175
	5/25/2011	5/25/2011	—		—	—	2,500	—	$106,150
Randall A. Wotring	3/30/2011		$3,733	(6)	$560,000	$1,120,000	—	—	—
	5/25/2011	5/25/2011	—		—	—	—	10,000	$424,600
	3/26/2008	3/30/2011	—		—	—	2,363	—	$106,973
	5/21/2009	3/30/2011	—		—	—	2,700	—	$122,229
	5/26/2010	3/30/2011	—		—	—	2,500	—	$113,175
	5/25/2011	5/25/2011	—		—	—	2,500	—	$106,150
Thomas H. Zarges	3/30/2011		$2,383	(7)	$715,000	$1,072,500	—	—	—
	5/25/2011	5/25/2011	—		—	—	—	9,000	$382,140
	3/26/2008	3/30/2011	—		—	—	2,700	—	$122,229
	5/21/2009	3/30/2011	—		—	—	2,700	—	$122,229
	5/26/2010	3/30/2011	—		—	—	2,500	—	$113,175
	5/25/2011	5/25/2011	—		—	—	2,250	—	$95,535

(1)	The Approval Date reflects the Board or Compensation Committee authorization date, while the Grant Date reflects the date determined for financial reporting purposes under FASB ASC Topic 718.

(2)
These columns show the potential cash payouts for fiscal year 2011 for our Named Executives if they fulfilled their individual performance targets established by our 2011 Bonus Plan, which is discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2011 Target Bonuses and Performance Targets.”  Actual payouts were dependent on fulfilling pre-established annual performance goals and thus were completely at risk.  The actual 2011 Bonus Plan payouts for each Named Executive ranged from approximately 101% to 182% of his Target Bonus as disclosed in the “Summary Compensation” table in the column entitled “Non-Equity Incentive Plan Compensation.”

(3)
This column shows the single-year performance-based tranche of a multi-year restricted stock award calculated under FASB ASC Topic 718 subject to the fiscal year 2011 net income performance target as established for these shares on the Grant Date.  These shares vest if the Named Executive is still employed by us on the vesting date and the Compensation Committee has determined that we met our performance target for the fiscal year preceding such vesting date.  The Compensation Committee determined in March 2012 that the fiscal year 2011 net income performance target for these awards was met, which determination is discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2011 Target Bonuses and Performance Targets” and, as a result, the performance vesting requirements for these shares were satisfied.  The awards did not include threshold or maximum amounts.

(4)
This column shows the aggregate time-based portion of a multi-year restricted stock award calculated under FASB ASC Topic 718.  The aggregate number of shares of restricted stock will vest if the Named Executive is still employed by us over four years, with one-fourth of the original shares scheduled to vest on each of May 1, 2012, 2013, 2014 and 2015.

(5)	Represents the full grant date fair value as calculated under FASB ASC Topic 718 for financial reporting purposes and assumes the vesting of all time-based and performance-based shares granted.

(6)	Based on exceeding a minimum threshold of 85% of the Performance Target by 0.1%.

(7)	Based on exceeding a minimum threshold of 70% of the Performance Target by 0.1%.

No stock options were granted to the Named Executives in 2011.  All restricted stock awards were made under our 2008 Equity Incentive Plan, as amended. Performance-based restricted stock awards will vest according to the schedule specified in Footnote 3 of the above table, provided that we have satisfied the pre-established annual performance goals set by the Compensation Committee for the immediately preceding fiscal year and the Named Executive has continued his employment with us to that date.  Time-based restricted stock awards will vest according to the schedule specified in Footnote 4 of the above table, provided the Named Executive continues his employment with us.  Performance conditions for our cash and restricted stock awards are discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis.”  Actual payouts for performance-based equity awards are dependent upon fulfilling pre-established annual performance goals and thus are completely at risk.  The material terms of our employment agreements with the Named Executives are discussed under “Compensation Arrangements With Martin M. Koffel,” “Pension and Retirement Benefits” and “Potential Payments Upon Termination or Change in Control.”

.

The following table sets forth information regarding the outstanding equity awards held by our Named Executives at the end of fiscal year 2011.

OUTSTANDING EQUITY AWARDS AS OF THE END OF FISCAL YEAR 2011

	Option Awards				Stock Awards
Named	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Martin M. Koffel(3)	—	—	—	—	50,000	(3)	$1,756,000	50,000	(3)	$1,756,000
H. Thomas Hicks	—	—	—	—	2,700	(4)	$94,824	2,700	(4)	$94,824
	—	—	—	—	5,400	(5)	$189,648	5,400	(5)	$189,648
	—	—	—	—	7,500	(6)	$263,400	7,500	(6)	$263,400
	—	—	—	—	10,000	(7)	$351,200	10,000	(7)	$351,200
Gary V. Jandegian	25,000	—	$24.05	7/15/2012	—		—	—		—
	30,000	—	$18.78	6/12/2013	—		—	—		—
	15,000	—	$25.97	7/12/2014	—		—	—		—
	—	—	—	—	2,700	(4)	$94,824	2,700	(4)	$94,824
	—	—	—	—	5,400	(5)	$189,648	5,400	(5)	$189,648
	—	—	—	—	7,500	(6)	$263,400	7,500	(6)	$263,400
	—	—	—	—	10,000	(7)	$351,200	10,000	(7)	$351,200
Randall A. Wotring	2,500	—	$13.16	3/24/2013	—		—	—		—
	4,000	—	$22.00	11/17/2013	—		—	—		—
	6,666	—	$25.97	7/12/2014	—		—	—		—
	25,000	—	$29.12	11/19/2014	—		—	—		—
	—	—	—	—	2,363	(4)	$82,989	2,362	(4)	$82,953
	—	—	—	—	5,400	(5)	$189,648	5,400	(5)	$189,648
	—	—	—	—	7,500	(6)	$263,400	7,500	(6)	$263,400
	—	—	—	—	10,000	(7)	$351,200	10,000	(7)	$351,200
Thomas H. Zarges	—	—	—	—	2,700	(4)	$94,824	2,700	(4)	$94,824
	—	—	—	—	5,400	(5)	$189,648	5,400	(5)	$189,648
	—	—	—	—	7,500	(6)	$263,400	7,500	(6)	$263,400
	—	—	—	—	9,000	(7)	$316,080	9,000	(7)	$316,080

(1)	The option exercise price is the closing sales price of a share of our common stock on the last market-trading day prior to the grant date.

(2)
The market value of the stock awards is calculated by multiplying the closing market price of our common stock as of the last day of fiscal year 2011, which was $35.12, by the number of shares subject to the awards that have not vested.

(3)
Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting, with one-third of the original 300,000 shares scheduled to vest on April 1, 2012.  Performance-based shares vest only to the extent that specified performance criteria have been met.  Does not include Mr. Koffel’s fully vested deferred restricted stock unit award of 50,000 shares, disclosed in the “NonQualified Deferred Compensation In Fiscal Year 2011” table.

(4)
Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting over four years, with one-fourth of the original shares scheduled to vest on April 1, 2012.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 18,900 for Mr. Wotring, and 21,600 for each of Mr. Hicks, Mr. Jandegian and Mr. Zarges.

(5)
Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting over four years, with one-fourth of the original shares scheduled to vest on each of April 1, 2012 and 2013.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 21,600 for each of Mr. Hicks, Mr. Jandegian, Mr. Wotring,  and Mr. Zarges.

(6)
Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting over four years, with one-fourth of the original shares scheduled to vest on each of April 1, 2012, 2013 and 2014.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 20,000 for each of Mr. Hicks, Mr. Jandegian,  Mr. Wotring, and Mr. Zarges.

(7)
Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting over four years, with one-fourth of the original shares scheduled to vest on each of May 1, 2012, 2013, 2014 and 2015.  Performance-based shares vest only to the extent that specified performance criteria have been met.  The original grant share amounts were 20,000 each for Mr. Hicks, Mr. Jandegian, and Mr. Wotring, and 18,000 for Mr. Zarges.

.

The following table sets forth information regarding our Named Executives’ stock option exercises and vesting on restricted stock awards in fiscal year 2011.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Martin M. Koffel (4)	—	—	100,000	$4,605,000
H. Thomas Hicks (5)	—	—	5,000	$231,300
	—	—	15,800	$727,590
Gary V. Jandegian (6)	2,500	$27,475	5,000	$231,300
	—	—	15,800	$727,590
Randall A. Wotring (7)	—	—	3,750	$173,475
	—	—	15,124	$696,460
Thomas H. Zarges (8)	—	—	15,800	$727,590

(1)
Amount reflects the product of the number of shares acquired upon exercise of options multiplied by the difference between the market value of the stock and the option exercise price.  Pursuant to the terms of the equity plans, market value is based on the closing price on the business day preceding exercise, as reported on the NYSE.

(2)	Reflects the number of shares vested prior to fulfilling tax withholding obligations.

(3)	Amount reflects the product of the number of shares vested multiplied by the market value of the stock, based on the closing price for the date prior to vesting as reported on the NYSE.

(4)	On April 1, 2011, Mr. Koffel became vested under his stock awards in 100,000 shares of common stock with a market price of $46.05.

(5)
On March 22, 2011, Mr. Hicks became vested under his stock awards in 5,000 shares of common stock with a market price of $46.26, and on April 1, 2011, in 15,800 shares of common stock with a market price of $46.05.

(6)
On October 13, 2011, Mr. Jandegian exercised his options to acquire 2,500 shares of common stock at an exercise price of $23.03.  In addition, on March 22, 2011, Mr. Jandegian became vested under his stock awards in 5,000 shares of common stock with a market price of $46.26, and on April 1, 2011, in 15,800 shares of common stock with a market price of $46.05.

(7)
On March 22, 2011, Mr. Wotring became vested under his stock awards in  3,750 shares of common stock with a market price of $46.26, and on April 1, 2011, in 15,124 shares of common stock with a market price of $46.05.

(8)	On April 1, 2011, Mr. Zarges became vested under his stock awards in 15,800 shares of common stock with a market price of $46.05.

.

PENSION AND RETIREMENT BENEFITS

The following table sets forth information regarding pension benefits for our Named Executives in fiscal year 2011.

PENSION BENEFITS IN FISCAL YEAR 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Martin M. Koffel	Supplemental Executive Retirement Agreement	Not Applicable (1)	$16,904,101	—
H. Thomas Hicks	—	—	—	—
Gary V. Jandegian	—	—	—	—
Randall A. Wotring	URS Federal Services Defined Benefit Plan	31.9	$519,904	—
Thomas H. Zarges	—	—	—	—

(1)
Per the terms of the supplemental executive retirement agreement, referenced below, the benefit is equal to 60% of his average annual compensation, not to exceed a base compensation of $950,000 and a target bonus of 120%, and is not directly related to credited service.

For Mr. Koffel, the present value of the accumulated benefit as of December 30, 2011 is based on the following data and assumptions:  (i) a benefit commencement date of January 1, 2012; (ii) Mr. Koffel’s birth date; (iii) 2011 plan year compensation of $2,090,000; (iv) a lump sum form of benefit; (v) an actuarial equivalence interest rate of 3.0% as of December 30, 2011; and (vi) an actuarial equivalent mortality table as prescribed in IRC Section 417(e).  For purposes of these calculations, we have assumed that Mr. Koffel would elect to receive his benefit as a lump sum.  The benefit commencement date of December 30, 2011 differs from our assumptions used in calculating FAS disclosures, because the SEC disclosure regulations specify that, where the plan does not define normal retirement age, the value of the benefits should be calculated using the earliest unreduced retirement age rather than any stated normal or expected retirement age.

For Mr. Wotring, the present value of the accumulated benefit as of December 30, 2011 is based on the following data and assumptions:  (i) a benefit commencement date of August 1, 2022; (ii) Mr. Wotring’s birth date; (iii) 2011 plan year compensation of $245,000; (iv) current service of approximately 31 years; (v) a discount rate of 5.20% as of December 30, 2011; and (vi) the RP2000 combined white collar mortality table projected to 2018.  At retirement, Mr. Wotring may choose to receive his benefit in one of the several forms of benefit available under the Plan, each of which is approximately actuarially equivalent to the others. Furthermore, no pre-retirement decrements are assumed, as required under the SEC disclosure regulations.

.

Supplemental Executive Retirement Agreement

In 1999, our Board approved special supplemental compensation for Mr. Koffel to recognize his significant contributions to our growth and success during the previous decade, to induce him to continue as CEO through his then-expected retirement at age 65 and to create incentives for him to continue to increase stockholder value.  This special supplemental compensation included, among other things, a SERP.  In September 2003, the SERP was amended to provide Mr. Koffel with an annual lifetime retirement benefit.  Benefits were based on Mr. Koffel’s final average annual compensation and his age at the time of his employment termination.  On December 7, 2006, the SERP was further amended and restated to (1) provide that, for purposes of calculating his final average annual compensation under the SERP, his base compensation would not exceed its then current rate of $950,000 and his target bonus would not exceed its then current rate of 120%, (2) modify provisions related to benefit payments in accordance with the requirements of Section 409A of the IRC, and (3) clarify the provisions regarding the terms of lifetime health benefits to Mr. Koffel and his spouse.  On December 10, 2008, in connection with the extension of Mr. Koffel’s retirement date through June 1, 2012, the SERP was again amended to modify the timing of non-grandfathered benefit payments in accordance with the requirements of Section 409A of the IRC and to further clarify the provisions regarding the terms of the lifetime health benefits to Mr. Koffel and his spouse.  Benefits under the SERP payable as a lump sum are computed based on actuarial assumptions for an annuity for the life of Mr. Koffel, with guaranteed payments for at least ten years.  Mr. Koffel may elect to receive his SERP benefits in the form of an annuity or lump sum payment upon his retirement, provided that the non-grandfathered portion of his SERP benefit will be paid in the form of a lump sum payment upon his retirement, subject to any required six-month delay under Section 409A of the IRC.  The SERP also provides that Mr. Koffel and his spouse will be entitled to participate in our life, disability and health insurance programs at active employee group rates for the remainder of their lives.  We are obligated to deposit into a “rabbi trust” the lump sum value of Mr. Koffel’s retirement benefit, within 15 days of the earlier to occur of (1) a request to do so from Mr. Koffel and (2) Mr. Koffel’s termination of employment for any reason, including death.

Defined Benefit Plan For Eligible Federal Services Division Employees

Through our wholly-owned subsidiary, we maintain a noncontributory defined benefit plan (the “URS Federal Services Defined Benefit Plan”) under which each eligible Federal Services Division participant receives annual retirement benefits at the employee’s normal retirement age, which is calculated based on the employee’s year of birth.  The URS Federal Services Defined Benefit Plan was closed to new participants on June 30, 2003.  The employees who were eligible to participate were those employees who were hired by the Federal Services Division prior to June 30, 2003, and who were not in a position covered under certain contracts or in a unit of employment covered by a collective bargaining arrangement.  Participants become 100% vested in their accrued benefits upon the earlier of (i) five years of service or (ii) attainment of age 45 while employed by the Federal Services Division.

Under the URS Federal Services Defined Benefit Plan, the normal monthly retirement benefit generally is equal to the greater of:  (1) the sum of (a) the participant’s accrued benefits determined as of December 31, 2003 (calculated as 1/12th of (i) 0.85% of average annual compensation multiplied by the number of years of credited service, plus (ii) 0.75% of average annual compensation in excess of the social security tax base multiplied by the number of years of credited service), (up to a maximum of 35 years of credited service) and (b) for years beginning after December 31, 2003, 1/12th of (i) 0.65% of annual compensation for the year of calculation, plus (ii) an additional 0.65% of such annual compensation in excess of ½ of social security taxable wages (for these purposes, annual compensation does not include any amounts earned after participant completes 35 years of credited service); or (2) $70.83.  Compensation for purposes of the URS Federal Services Defined Benefit Plan generally means regular base salary (including deferrals made under our 401(k) plan, Section 125 flexible benefit plan and qualified transportation fringe benefit plan), commissions and severance pay, but excludes bonus, overtime pay, incentive pay reimbursements or other expense allowances or other adjustments, fringe benefits and any other type of special or nonrecurring pay.

Benefits may be received in the following forms:  single life annuity, 50%, 75% or 100% joint and survivor annuity, 120-month certain annuity, an annuity adjusted for social security payments or a lump sum (if benefits do not exceed $5,000).  Elections may be made prior to the date when the participant is scheduled to receive distributions, and certain elections may be subject to spousal consent.  If no election is made, the benefits will be distributed as a single life annuity (if the participant is single) or as a 50% joint and survivor annuity (if the participant is married).  A participant will receive his normal retirement benefit upon attainment of his normal retirement age, which generally is based upon the applicable social security retirement age (which for Mr. Wotring is approximately age 66), unless early retirement benefits are elected at age 55 for a participant with at least 10 years of service.  A participant may postpone the receipt of his normal retirement benefit after attainment of normal retirement age if the participant continues working for the Federal Services Division.

.

The following table sets forth information regarding nonqualified deferred compensation of our Named Executives in fiscal year 2011.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2011

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Martin M. Koffel	• URS Selected Executives Deferred Compensation Plan	—	—		$2,915	(1)	—	$115,017
	• URS Restricted Stock Unit Award (2)	—	—		—		—	$1,756,000
H. Thomas Hicks	—	—	—		—		—	—
Gary V. Jandegian	—	—	—		—		—	—
Randall A. Wotring	—	—	—		—		—	—
Thomas H. Zarges	• Washington Group Voluntary Deferred Compensation Plan	—	—		$78,922	(3)	—	$1,614,558
	• Washington Group Restoration Plan	—	$60,733	(4)	$43,191	(3)	—	$944,321
	• Interest In Former Washington Group Deferred Shares (5)	—	—		$31,781		—	$751,659

(1)	Earnings did not constitute above-market earnings for Mr. Koffel and were not included in the “Summary Compensation” table.

(2)
Represents a fully vested deferred restricted stock unit award of 50,000 shares.  Reflects the market value of the stock award calculated by multiplying the number of share by the closing market price of our common stock, $35.12,  as of the last trading day of fiscal year 2011.

(3)	Earnings were calculated using Moody’s rate of 5.05% and were considered to be above-market earnings. Earnings above the Applicable Federal Rate were included in the “Summary Compensation” table.

(4)	Contribution amount disclosed as our contribution to the Restoration Plan in the All Other Compensation column of the “Summary Compensation” table.

(5)
Upon our acquisition of the Washington Group, 6,324 Washington Group deferred stock shares were converted at a value of $97.89 per share into a deferred cash balance that accrues interest at 120% of the monthly Applicable Federal Rate.

URS Corporation Selected Executives Deferred Compensation Plan

The URS Corporation Selected Executives Deferred Compensation Plan (the “URS Deferred Plan”) is a non-qualified deferred compensation plan that allowed Mr. Koffel to defer a percentage of his base salary and bonus up until 1991 when the URS Deferred Plan was frozen to new deferrals.  The URS Deferred Plan is a non-interest accruing plan that annually adjusts any deferred amounts to reflect any changes in the San Francisco-Oakland-San Jose Consumer Price Index.  All credited deferred amounts in the URS Deferred Plan will be paid upon the termination of Mr. Koffel’s services to URS.

Washington Group Voluntary Deferred Compensation Plan

The Washington Group Voluntary Deferred Compensation Plan allowed Mr. Zarges to defer up to 50% of base salary and/or up to 85% of short-term incentive payments.  Deferred amounts are held by us as part of our general assets, and are not secured.  We also credit interest to the accounts on a monthly basis at the Moody’s average corporate bond rate.  For fiscal year 2011, the interest rate was 5.05%.  The amount in a participant’s deferred compensation account is 100% vested and is payable following the participant’s termination of employment.  Participants elect in advance to receive payments in a lump sum or in installments over five, ten or fifteen years.

Washington Group Restoration Plan

The Restoration Plan allowed Mr. Zarges to receive former Washington Group matching contributions that he would not have been eligible to receive under our defined contribution plan because of IRC limits on the type and amount of compensation that are considered for purposes of the match.  We credited to the Restoration Plan account any amounts that would otherwise have been contributed to our defined contribution plan matching account if matching contributions were not limited under that plan.  We also credit interest to the accounts at the Moody’s average corporate bond rate, credited monthly.  Restoration Plan accounts are 100% vested and are payable following the participant’s termination of employment.  Participants elect in advance to receive payments in a lump sum or in installments over five, ten or fifteen years.  Restoration Plan accounts are part of our general assets and are not secured.

Interest In Former Washington Group Deferred Shares

While an employee of the former Washington Group, Mr. Zarges had 6,324 shares of Washington Group deferred stock, which were converted into a deferred cash balance upon our November 2007 acquisition of the Washington Group.  The deferred cash balance accrues interest at 120% of the Applicable Federal Rate.  Accounts are 100% vested and are payable in a lump sum following the participant’s termination of employment.  Accounts are part of our general assets and are not secured.

.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into compensatory agreements that will require us to provide payments to our Named Executives in the event of their termination of employment or a change in control of URS.  To illustrate the amounts of these potential payments, the tables below assume that a triggering event with respect to each Named Executive occurred on December 30, 2011 and that the per share price of our common stock for purposes of any equity-based calculation is $35.12 per share, the closing price of our common stock on December 30, 2011.  Payments that are based on that closing price are hypothetical, and actual payments in connection with a triggering event may differ significantly.

Martin M. Koffel, Chairman, Chief Executive Officer and President

	Voluntary Termination		Termination Upon Death or Disability		Involuntary Termination Not For Cause; Retirement Date Termination		Involuntary Termination For Cause	Voluntary Termination for Good Reason or Involuntary Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$6,750,000	(3)	$6,750,000	(3)	$6,750,000	(3)	—	$6,750,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		$3,512,000		$1,756,000		—	$3,512,000

Supplemental Executive Retirement Agreement (SERP) (6)	$16,904,101		$16,904,101		$16,904,101		$16,904,101	$16,904,101

Healthcare (7)	$477,749		$477,749		$477,749		$477,749	$477,749

URS Deferred Plan (8)	$115,017		$115,017		$115,017		$115,017	$115,017

Tax Gross-Up	—		—		—		—	—
Total:	$24,246,867		$27,758,867		$26,002,867		$17,496,867	$27,758,867

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year (except as set forth in footnote 6), As of December 30, 2011, Mr. Koffel’s base salary was equal to $1,000,000 and his target bonus was  equal to 125% of his base salary. Under our new employment arrangements with Mr. Koffel, changes to Mr. Koffel’s compensation became effective in fiscal year 2012, including a base salary increase to $1,100,000, a target bonus increase to 150% of his base salary, an additional award of 200,000 shares of restricted stock.  See “Compensation Arrangements With Martin M. Koffel.”  We are obligated to make payments to Mr. Koffel in connection with the termination of his employment pursuant to (a) the Amended and Restated Employment Agreement, dated September 5, 2003, as amended on December 7, 2006, December 10, 2008, and December 13, 2011, between us and Mr. Koffel (the “Koffel Employment Agreement”); and (b) the  SERP.  Mr. Koffel has agreed that, during the term of the Koffel Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Koffel Employment Agreement.

(2)
For purposes of the Koffel Employment Agreement, (a) “disability” means the performance of none of his duties for a period of at least 180 consecutive days as a result of incapacity due to his physical or mental illness; (b) “cause” means a willful failure to substantially perform his duties, or a willful act (or failure to act) by Mr. Koffel that constitutes gross misconduct or fraud and which is materially injurious to URS; (c) “change in control” means:  (i) a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act; (ii) more than one-third of our incumbent directors not having served on the Board for 24 months prior to the change in control (or not having been elected or nominated by at least a majority of directors who served as directors 24 months prior to the change and were in office at the time of election or nomination); or (iii) any person acquiring 20% or more of our voting power

(subject to exceptions as set forth in the Koffel Employment Agreement), and (d) “good reason” means there is (i) a material reduction in his base compensation or target bonus percentage; (ii) a material diminution in his authority, duties, or responsibilities; (iii) a material diminution in the budget over which he retains authority; (iv) relocation of his principal place of employment to a place that increases his one-way commute by more than 50 miles as compared to his then-current principal place of employment immediately prior to such relocation; or (v) any other action or inaction that constitutes a material breach by URS of the Koffel Employment Agreement.

(3)
The Koffel Employment Agreement provides for a severance payment of $6,750,000 if he voluntarily resigns before June 1, 2014 (the “Retirement Date”), if his employment terminates due to his death or disability (as defined in footnote 2), if we terminate his employment for any reason other than cause (as defined in summary in footnote 2) prior to the Retirement Date, or if his employment terminates on the Retirement Date.  This amount is payable as a lump sum or, at the election of Mr. Koffel, in installments.

(4)
If Mr. Koffel voluntarily resigns for “good reason” or is terminated by us for any reason other than “cause” within two years following a “change in control” (all as defined in summary in footnote 2), we will pay Mr. Koffel a severance payment equal to three times the sum of his current base salary plus the product of his current annual target bonus percentage multiplied by his base salary.  This amount is payable as a lump sum or, at the election of Mr. Koffel, in installments.

(5)
Upon the termination of Mr. Koffel’s employment by us without “cause” (as defined in summary in footnote 2), or Mr. Koffel’s termination on the Retirement Date, 50,000 restricted shares granted would vest.  All outstanding restricted stock awards would vest upon termination for death or disability or his voluntary resignation for good reason or termination by us for a reason other than cause within two years following a change in control.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on December 30, 2011.

(6)
Reflects payment pursuant to the SERP, assuming that Mr. Koffel elects a lump sum payment.  Based upon limitations set forth in the SERP, this calculation assumes, for this purpose, a base salary of $950,000 and target bonus equal to 120% of the base salary as discussed in further detail under the “Pension Benefits In Fiscal Year 2011” table.

(7)
Pursuant to the SERP, Mr. Koffel and his dependents are entitled, during the 18-month period beginning on the date of termination of his employment, to continue, at our expense, to participate in our life, disability and health insurance programs.  Following such 18-month period, Mr. Koffel and his dependents will be entitled to continue to participate in our health insurance programs at our active group rates, but at Mr. Koffel’s expense.  This benefit will be extended to Mr. Koffel’s wife during her lifetime following Mr. Koffel’s death.  For purposes of the table, we have calculated this additional spousal benefit based on a reasonable estimate of mortality at an assumed value of $295,943.

(8)	See “NonQualified Deferred Compensation In Fiscal Year 2011” above.

.

H. Thomas Hicks, Chief Financial Officer and Vice President

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Termination Upon Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$620,000	(3)	$620,000	(3)	$2,480,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		—		$1,798,144

Healthcare (6)	$12,171		$12,171		$12,171

Tax Gross-Up	—		—		$0	(7)
Total:	$632,171		$632,171		$4,290,315

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year, As of December 30, 2011, Mr. Hicks’s base salary was equal to $620,000, and his target bonus was equal to 100% of his base salary.  We are obligated to make payments to Mr. Hicks in connection with the termination of his employment pursuant to the Employment Agreement, dated May 31, 2005, and amended as of August 1, 2008, between Mr. Hicks and us (the “Hicks Employment Agreement”).  We and Mr. Hicks have agreed that any such obligation is conditioned on Mr. Hicks providing an effective release of claims.  Mr. Hicks has also agreed that, during the term of the Hicks Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Hicks Employment Agreement.

(2)
For purposes of the Hicks Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Hicks’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, Mr. Hicks’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good  reason” means a reduction in his base compensation or annual target bonus, a substantial reduction in his responsibilities and authority, or his principal office is changed without his consent by greater than 25 miles; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)
The Hicks Employment Agreement provides for a lump sum severance payment equal to 100% of Mr. Hicks’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or if Mr. Hicks resigns for “good reason” (as defined in footnote 2).

(4)
If, within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Hicks’s employment for any reason other than cause or disability, or if Mr. Hicks resigns for good reason (as defined in footnote 2), we would make a lump sum payment to Mr. Hicks in an amount equal to 200% of the sum of (a) his base salary plus (b) his base salary multiplied by his annual target bonus percentage.

(5)
Upon a change in control while Mr. Hicks is employed with us, all unvested equity awards then held by him will fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on December 30, 2011.

(6)
For one year following the termination of Mr. Hicks’ employment by us for any reason other than cause or disability, or Mr. Hicks’ resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Hicks for payments of health insurance coverage under COBRA and continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Hicks.

(7)
The Hicks Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

.

Gary V. Jandegian, Vice President; and President Infrastructure & Environment

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$630,000	(3)	$630,000	(3)	$1,260,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		—		$1,798,144

Healthcare (6)	$17,445		$17,445		$17,445

Tax-Gross-Up	—		—		$0	(7)
Total:	$647,445		$647,445		$3,075,589

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year, As of December 30, 2011, Mr. Jandegian’s  base salary was  equal to $630, 000, and his target bonus was equal to 100% of his base salary.  We are obligated to make payments to Mr. Jandegian in connection with the termination of his employment pursuant to the Employment Agreement, dated January 29, 2004, and amended August 1, 2008, between us and Mr. Jandegian (the “Jandegian Employment Agreement”).  We and Mr. Jandegian have agreed that any such obligation is conditioned on Mr. Jandegian providing an effective release of claims.  Mr. Jandegian has also agreed that during the term of the Jandegian Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Jandegian Employment Agreement.

(2)
For purposes of the Jandegian Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Jandegian’s conviction of, or plea of “guilty” or “no contest” to a felony or misdemeanor involving dishonesty, or Mr. Jandegian’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)
The Jandegian Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Jandegian’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or Mr. Jandegian resigns for “good reason” (as defined in footnote 2).

(4)
If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Jandegian’s employment for any reason other than cause or disability, or if Mr. Jandegian resigns for good reason (as defined in footnote 2), we would make a lump sum payment to Mr. Jandegian in an amount equal to 200% of his base salary.

(5)
Upon a change in control while Mr. Jandegian is employed with us, all unvested equity awards then held by him would fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on December 30, 2011.

(6)
For one year following our termination of Mr. Jandegian for any reason other than cause or disability, or Mr. Jandegian’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Jandegian for payments of health insurance coverage under COBRA and continue coverage for long-term disability and basic term life insurance then provided to Mr. Jandegian.

(7)
The Jandegian Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

.

Randall A. Wotring, Vice President; and President Federal Services

	Retirement	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	—	$560,000	(3)	$560,000	(3)	$1,120,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—	—		—		$1,774,438

Healthcare (6)	$21,135	$21,135		$21,135		$21,135

URS Federal Services Defined Benefit Plan (7)	$519,904	$519,904		$519,904		$519,904

Tax-Gross-Up	—	—		—		$0	(8)
Total:	$541,039	$1,101,039		$1,101,039		$3,435,477

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year, As of December 30, 2011, Mr. Wotring’s  base salary was equal to $560,000, and his  target bonus was equal to 100% of his base salary.  We are obligated to make payments to Mr. Wotring in connection with the termination of his employment pursuant to the Employment Agreement, dated November 19, 2004, and amended as of August 1, 2008, between us and Mr. Wotring (the “Wotring Employment Agreement”).  We and Mr. Wotring have agreed that any such obligation is conditioned on Mr. Wotring providing an effective release of claims.  Mr. Wotring has also agreed that during the term of the Wotring Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Wotring Employment Agreement.

(2)
For purposes of the Wotring Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Wotring’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, or Mr. Wotring’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)
The Wotring Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Wotring’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or Mr. Wotring resigns for “good reason” (as defined in footnote 2).

(4)
If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Wotring’s employment for any reason other than cause or disability, or if Mr. Wotring resigns for good reason, we will make a lump sum payment to Mr. Wotring in an amount equal to 200% of his base salary.

(5)
Upon a change in control while Mr. Wotring is employed with us, all unvested equity awards then held by him shall fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on December 30, 2011.

(6)
For one year following our termination of Mr. Wotring for any reason other than cause or disability, or Mr. Wotring’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Wotring for payments of health insurance coverage under COBRA and continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Wotring.

(7)	Reflects present value of the accumulated benefit pursuant to the URS Federal Services Defined Benefit Plan as discussed in further detail under the “Pension Benefits In Fiscal Year 2011” table.

(8)
The Wotring Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

.

Thomas H. Zarges, Vice President; Chairman, Energy & Construction

	Voluntary Termination For Good Reason	Involuntary Termination Not For Cause	Involuntary Termination For Cause	Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance (3)	$50,000	$50,000	—	$50,000

Equity Awards that Vest in Full Upon Triggering Event (4)	—	—	—	$1,727,904

Healthcare (5)	$22,708	$22,708	—	$22,708

Washington Group Voluntary Deferred Compensation Plan	$1,614,558	$1,614,558	$1,614,558	$1,614,558

Washington Group Restoration Plan	$944,321	$944,321	$944,321	$944,321

Interest in Former Washington Group Deferred Shares	$751,659	$751,659	$751,659	$751,659

Tax-Gross-Up	—	—	—	$0	(6)
Total:	$3,383,246	$3,383,246	$3,310,538	$5,111,150

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year, As of December 30, 2011, Mr. Zarges’ base salary was equal to $715,000, and his target bonus was equal to 100% of his base salary.  We are obligated to make payments to Mr. Zarges in connection with the termination of his employment pursuant to the Employment Agreement, dated August 7, 2008, between us and Mr. Zarges (the “Zarges Employment Agreement”).  We and Mr. Zarges have agreed that any such obligation is conditioned on Mr. Zarges providing an effective release of claims.  Mr. Zarges has also agreed that during the term of the Zarges Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Zarges Employment Agreement.

(2)
For purposes of the Zarges Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Zarges’ conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, or Mr. Zarges’ disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the material breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)
The Zarges Employment Agreement provides for a severance payment equal to $50,000 if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or Mr. Zarges resigns for good reason.

(4)
Upon a change in control while Mr. Zarges is employed with us, all unvested equity awards then held by him will fully vest.  Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on December 30, 2011.

(5)
For 18 months following our termination of Mr. Zarges for any reason other than cause, or Mr. Zarges’ resignation for any reason, we will reimburse Mr. Zarges for payments of health insurance coverage under COBRA and pay to Mr. Zarges 150% of the amount of premiums we would have incurred to continue coverage for long-term disability insurance and basic term life insurance coverage absent the termination.

(6)
The Zarges Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the IRC.

.

EQUITY COMPENSATION PLAN INFORMATION

The table presented below contains certain information about our former and current equity compensation plans as of December 30, 2011, which consists of the 2008 Employee Stock Purchase Plan, the 1991 Stock Incentive Plan, the 1999 Incentive Plan and the 2008 Incentive Plan under which stock options or rights remain outstanding or available for future grant.  Restricted stock that has been issued subject to forfeiture is not reflected in the table.  In addition, shares under our 2008 Employee Stock Purchase Plan are reflected only in column (c), which includes all shares available for future issuance, including shares subject to outstanding rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (in thousands) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (in thousands) (c)
Equity compensation plans approved by security holders	788	$23.55	10,115
Equity compensation plans not approved by security holders	—	—	—
Total	788		10,115

.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Some of our officers, directors and employees may have disposed of shares of our common stock, both in cashless transactions with us and in market transactions, in connection with exercises of stock options, the vesting of restricted and deferred stock and the payment of withholding taxes due with respect to such exercises and vesting.  These officers, directors and employees may continue to dispose of shares of our common stock in this manner and for similar purposes.

The Board's policies regarding potential or actual related transactions are generally set forth in our Corporate Governance Guidelines and our Code of Business Conduct and Ethics.  The Board has delegated to the Audit Committee the responsibility for reviewing and approving matters in which a director or executive officer may have a direct or indirect material interest.  The Audit Committee evaluates related person transactions involving directors and executive officers on a case-by-case basis.  The Audit Committee also takes appropriate steps to assure that all directors voting on a matter are disinterested with respect to that matter.  In addition, the Board Affairs Committee evaluates issues related to director independence.

During fiscal year 2011, we purchased products and services from Agilent Technologies for which we paid approximately $1.3 million and we recorded revenues from Clorox Co. of approximately $0.18 million.  William Sullivan and Donald R. Knauss, both members of our Board of Directors, currently serve as the chief executive officers of Agilent Technologies and Clorox, respectively.  Our Audit Committee did not review the individual Agilent Technologies and Clorox transactions because the aggregate amounts of the transactions were deemed immaterial.  The Board Affairs Committee and the Board have determined that Messrs. Sullivan and Knauss are each independent directors.

.

Other Matters
The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on these matters in accordance with their best judgment.

                               By Order of the Board of Directors

                               Joseph Masters,
                               Secretary

April 19, 2012

.

URS CORPORATION
ATTN: CHARLES SZURGOT
600 MONTGOMERY STREET
26TH FLOOR
SAN FRANCISCO, CA 94111-4529

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The Board of Directors recommends you vote FOR the following:

		For	Against	Abstain
1.	Election of Directors			
1a	Mickey P. Foret	☐	☐	☐
1b	Sen. William H. Frist	☐	☐	☐
1c	Lydia H. Kennard	☐	☐	☐
1d	Donald R. Knauss	☐	☐	☐
1e	Martin M. Koffel	☐	☐	☐
1f	Gen. Joseph W. Ralston	☐	☐	☐
1g	John D. Roach	☐	☐	☐
1h	Douglas W. Stotlar	☐	☐	☐
1i	William P. Sullivan	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

The Board of Directors recommends you vote AGAINST the following proposal:

		For	Against	Abstain
4	Stockholder proposal entitled "Executives to retain significant stock"	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

URS CORPORATION
Annual Meeting of Stockholders
May 24, 2012 08:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints H. Thomas Hicks and Joseph Masters, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of URS Corporation, a Delaware corporation, to be held on May 24, 2012, at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94111, at 8:30 A.M. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Both of said attorneys and proxies or their substitutes as shall be present and act at the meeting, or if only one be present and act then that one, shall have and may exercise all of the powers of both of said attorneys and proxies hereunder. The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting of Stockholders to be held on May 24, 2012 and (b) the accompanying Proxy Statement.

Continued and to be signed on reverse side

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